SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NVR, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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NVR, INC.
11700 Plaza America Drive
Reston, VA 20190
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on Tuesday, May 5, 2009
11:30 A.M. Eastern Time
     NVR, Inc. will hold its Annual Meeting of Shareholders at 11:30 A.M. (Eastern Time) on Tuesday, May 5, 2009. We will hold the meeting at our corporate headquarters located at 11700 Plaza America Dr., Suite 500, Reston, Virginia, 20190.
     We are holding the meeting for the following purposes:
1.	To elect three nominees for director to serve three year terms and until their successors are duly elected and qualified;

2.	To elect one nominee for director to serve a two year term and until his successor is duly elected and qualified;

3.	To ratify the appointment of the accounting firm of KPMG LLP as our independent auditor for the year ending December 31, 2009;

4.	To consider a shareholder proposal to impose a requirement that our named executive officers hold certain shares acquired by them under our compensation plans until two years after termination; and

5.	To transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
     The above items are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may properly be presented at the meeting.
     Only shareholders of record at the close of business on March 6, 2009 will be entitled to vote at the meeting. Whether or not you plan to attend the meeting, you are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy and vote in person.

By order of the Board of Directors,

James M. Sack
March 20, 2009	Secretary and General Counsel

NVR, INC.
11700 Plaza America Drive
Suite 500
Reston, VA 20190
PROXY STATEMENT
     This Proxy Statement, Proxy Card and the Annual Report for the year ended December 31, 2008 are being mailed to our shareholders on or about March 20, 2009 in connection with the solicitation on behalf of the Board of Directors of NVR, Inc., a Virginia corporation, of proxies for use at our Annual Meeting of Shareholders. The Annual Meeting will be held on Tuesday, May 5, 2009, at our corporate headquarters located at 11700 Plaza America Dr., Suite 500, Reston, Virginia, 20190, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof. Shareholders should contact NVR’s Investor Relations Department at the same address to obtain directions to be able to attend the Annual Meeting in person.
     We bear the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. We may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to beneficial owners. In addition to solicitation by mail, certain of our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile transmission, internet or personally. We have retained Georgeson Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of approximately $4,000 plus out-of-pocket expenses.
     All voting rights are vested exclusively in the holders of our common stock, par value $.01 per share (the “Common Stock”). Only shareholders of record as of the close of business on March 6, 2009 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. Shareholders include holders (the “Participants”) owning stock in our Profit Sharing Trust Plan and Employee Stock Ownership Plan (together, the “Plans”).
     The accompanying proxy card should be used to instruct the persons named as the proxy to vote the shareholder’s shares in accordance with the shareholder’s directions. The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted FOR the election of those three persons designated hereinafter as nominees for Class I of our directors, FOR the election of the one person designated hereinafter as a nominee for Class III of our directors, FOR the ratification of KPMG LLP as our Independent Auditor for 2009, AGAINST the shareholder proposal to impose a requirement that our named executive officers hold certain shares acquired by them under our compensation plans until two years after termination and in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting.
     With respect to the tabulation of proxies, for the election of directors, the ratification of the appointment of KPMG LLP as our independent auditor and the shareholder proposal, abstentions and broker non-votes are counted for the purpose of establishing a quorum, but are not counted in the number of votes cast and will have no effect on the result of the vote.

     Any shareholder may revoke his or her proxy at any time prior to its use by 1) filing with our Secretary, at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, written notice of revocation, 2) duly executing a proxy bearing a later date than the date of the previously duly executed proxy, or 3) by attending the Annual Meeting and voting in person. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.
     The proxy card also should be used by Participants to instruct the trustee of the Plans how to vote shares of Common Stock held on their behalf. The trustee is required under the applicable trust agreement to establish procedures to ensure that the instructions received from Participants are held in confidence and not divulged, released or otherwise utilized in a manner that might influence the Participants’ free exercise of their voting rights. Proxy cards representing shares held by Participants must be returned to the tabulator by April 30, 2009 using the enclosed return envelope and should not be returned to us. If shares are owned through the Plans and the Participant does not submit voting instructions by April 30, 2009, the trustee of the Plans will vote such shares in the same proportion as the voting instructions received from the other Participants. Participants who wish to revoke a proxy card will need to contact the trustee and follow its instructions.
     As of the Record Date, we had a total of 5,709,599 shares of Common Stock outstanding, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under our Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis, including with respect to the voting for directors.
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 5, 2009:
     This Proxy Statement and our Annual Report for the year ended December 31, 2008 are available at www.edocumentview.com/nvr.

Election of Directors
(Proposal 1)
     Our Board of Directors, or the “Board,” is divided into three classes, the classes being as equal in number as possible. At the 2009 Annual Meeting, the following persons constituting Class I of the directors have been nominated by the Board of Directors to be elected to hold office for a three year term ending 2012 and until their successors are duly elected and qualified:
Timothy M. Donahue
William A. Moran
Alfred E. Festa
     Also at the 2009 Annual Meeting, the following person has been nominated by the Board of Directors to be elected to hold office as a Class III director for a two year term ending 2011 and until his successor is duly elected and qualified:
W. Grady Rosier
     Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution. Our Board is proposing a number of nominees to size the Board at eleven members as of the Annual Meeting.
     Mr. Donahue and Mr. Moran are current directors standing for reelection. Mssrs. Festa and Rosier were appointed to the Board effective December 1, 2008, and are standing for election by our shareholders for the first time. Mr. Johnson, who is a non-management Board member, identified and recommended Mr. Rosier to the Nominating Committee for consideration as a director. Mr. Festa was identified for consideration by a third party search firm that was retained directly by the Nominating Committee. Each nominee has consented to serve as one of our directors if elected. Our Board of Directors has affirmatively determined that each of our Board of Directors’ proposed nominees is independent, with the exception of Mr. Moran, who is the chairman of Elm Street Development, Inc., an entity from which NVR periodically purchases finished lots upon which to build homes (see the section captioned “Transactions with Related Persons”). Our Board does not contemplate that any of its proposed nominees listed above will become unavailable for any reason, but if any such unavailability should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board of Directors.
Vote Required
     Each director shall be elected by a majority of the votes cast by the shares entitled to vote in the election at the Annual Meeting, assuming that a quorum is present. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Unless marked otherwise, proxies received will be voted FOR the election of those three persons designated above as nominees for Class I of our directors and FOR the election of the one person designated above as a nominee for Class III of our directors. Shareholders may abstain from voting for any particular nominee by so indicating in the space provided on the attached proxy card. An abstention will not be counted as a vote cast “for” or “against” a director’s election.
     Pursuant to our Corporate Governance Guidelines, the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. Under the Guidelines, the Board shall nominate for election or re-election as a director only candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender their resignation if they fail to receive the required number of votes for re-election.

     The Nominating Committee shall promptly consider the resignation offer of any such director and recommend to the Board whether to accept the tendered resignation or reject it. The Board shall take action with respect to the Nominating Committee’s recommendation no later than 90 days following the submission of any such resignation offer.
     Following the Board’s action regarding the Nominating Committee’s recommendation, the Company shall promptly file a Current Report on Form 8-K with the Securities and Exchange Commission which shall detail the Board’s decision regarding a tendered resignation. This disclosure shall include an explanation of the process by which the Board’s decision was reached and the reasons for the Board’s decision.
     To the extent that one or more directors’ resignations are accepted by the Board, the Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.
     The Board expects that any director who tenders his or her resignation pursuant to this Policy will not participate in the Nominating Committee recommendation or Board action regarding whether to accept or reject the tendered resignation. If, however, a majority of the members of the Nominating Committee fails to receive the required number of votes for re-election in the election, the independent directors who did not fail to receive the required number of votes for re-election in the election shall form a committee amongst themselves for the purposes of evaluating the tendered resignations and recommending to the Board whether to accept or reject them.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL OF
THE FOREGOING NOMINEES AS DIRECTORS OF NVR
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
     We are committed to having sound corporate governance principles and practices. Having and acting on that commitment is essential to running our business efficiently and to maintaining our integrity in the marketplace. Our primary corporate governance documents, including our Corporate Governance Guidelines, Code of Ethics and all of our Board of Directors’ committee charters, are available to the public on our internet website at http://www.nvrinc.com. This material is also available in print to any shareholder who makes a request in writing to us at the following address: NVR, Inc., Investor Relations, 11700 Plaza America Drive, Suite 500, Reston, VA 20190.
Board Structure and Committee Composition
     Our Restated Articles of Incorporation state that the number of directors on our Board will be no less than seven and no more than thirteen, as established from time to time by Board resolution. Our Board is proposing a number of nominees to size the Board at eleven members as of the Annual Meeting.
     Dwight C. Schar, our chairman, leads our Board, which meets at least quarterly. In addition, our Corporate Governance Guidelines require that each year our Board name an independent lead director to chair meetings of our independent directors. The independent directors of our Board meet as a group at least annually. Non-management directors meet as a group at least twice a year. Our independent lead director position rotates annually among the Audit, Compensation, Corporate Governance and Nominating Committee chairmen. The lead director chairs any meetings held by the independent directors. Manuel H. Johnson, the Chairman of our Audit Committee, served as our independent lead director for calendar year 2008. John M. Toups, the Chairman of our Compensation Committee, assumed the independent lead director role for the 2009 calendar year. Effective February 4, 2009, Mr. Schar relinquished his executive officer title but remains as the Chairman of the Board. As a result, since that date, our Board is comprised solely of non-management directors.

     Our Board has the following six committees: Audit, Compensation, Corporate Governance, Executive, Nominating, and Qualified Legal Compliance. Each committee, other than the Executive Committee, meets at least annually to review its charter. During 2008, the full Board of Directors met seven times, the Compensation Committee met five times, the Audit Committee met four times, the Nominating Committee met three times, the Corporate Governance Committee met twice, and the Qualified Legal Compliance Committee met once. The Executive Committee did not meet during 2008. Our non-management directors met twice during 2008 in executive session without the presence of employee directors and management, and the independent directors met once. Each of our Board members attended at least 75% of our Board meetings and their respective Committee meetings during 2008. Further, each of our Board members and each then-standing director attended the 2008 Annual Meeting of shareholders, with the exception of William A. Moran. Our Board requires that our Board members attend each Board and Committee meeting in person. Our Board of Directors further requires that all current Board members and all nominees for election to our Board of Directors put forth in our proxy statement by our Board attend in person our annual meeting of shareholders, unless personal circumstances affecting such Board member or director nominee make such attendance impractical or inappropriate.
Board Member Information
     The following sets forth certain pertinent information with respect to our current directors, including the nominees listed above.

		Year First Elected or Appointed/
Name	Age	Term Expires
Dwight C. Schar (3*)	67	1993/2011
C. E. Andrews (1) (5) (6)	57	2008/2011
C. Scott Bartlett, Jr. (1) (4) (6)	76	1993/2009
Robert C. Butler (1) (4) (5*) (6)	78	2002/2011
Timothy M. Donahue (2) (4)	60	2006/2009
Alfred E. Festa (1) (4) (6)	49	2008/2009
Manuel H. Johnson (1*) (2)(3) (6*)	60	1993/2010
William A. Moran (3)	62	1993/2009
David A. Preiser (2) (4*)	52	1993/2010
W. Grady Rosier (2) (5)	60	2008/2009
John M. Toups (2*) (3) (5)(**)	83	1993/2010
Paul W. Whetsell (2)(5)	58	2007/2010

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Executive Committee

(4)	Member of Nominating Committee

(5)	Member of Corporate Governance Committee

(6)	Member of Qualified Legal Compliance Committee

(*)	Chairperson

(**)	Independent Lead Director
     Dwight C. Schar has been Chairman of the Board since September 30, 1993. Effective February 4, 2009, Mr. Schar relinquished his executive officer title with NVR, but remains the Chairman of the Board. Mr. Schar also served as the President and Chief Executive Officer of NVR from September 30, 1993 through June 30, 2005. Mr. Schar is also a director of Six Flags, Inc.

     C. E. Andrews has been a director since May 6, 2008. Effective September 19, 2008, Mr. Andrews retired as the president of SLM Corporation (Sallie Mae). He joined Sallie Mae in 2003 as the executive vice president of accounting and risk management, and held the title of chief financial officer from 2006 to 2007. Prior to joining Sallie Mae, Mr. Andrews spent approximately 30 years at Arthur Andersen. He served as managing partner for Arthur Andersen’s mid-Atlantic region, and was promoted to global managing partner for audit and advisory services in 2002. Mr. Andrews serves on the boards of Junior Achievement (Chair), The Greater Washington Board of Trade, Inova Health Systems Foundation, Six Flags. Inc. (where he is the Chair of the Audit Committee) and U-Store-It trust (where he is a member of the Audit Committee). He is also a member of the Advisory Boards of the R.B. Pamplin College of Business and Accounting Department at Virginia Tech.
     C. Scott Bartlett, Jr. has been a director since September 30, 1993. Mr. Bartlett’s term as a director expires at the 2009 Annual Meeting and he is not standing for reelection.
     Robert C. Butler has been a director since May 1, 2002. Prior to his retirement, Mr. Butler served as Senior Vice President and Chief Financial Officer of Celgene Corporation from 1996 through 1998. Previously, Mr. Butler served as Chief Financial Officer of International Paper Co. In addition, Mr. Butler was the Chairman of the Financial Accounting Standards Advisory Council from 1997 through 2001. Mr. Butler is a director of Studio One Networks, Inc. He also serves on the Board of Trustees of COPE Center, Inc. and the Montclair Foundation, both being non-profit social services agencies in New Jersey.
     Timothy M. Donahue has been a director since January 1, 2006. Prior to his retirement, Mr. Donahue was Executive Chairman of Sprint Nextel Corporation from August 2005 to December 2006. He previously served as president and chief executive officer of Nextel Communications, Inc. He began his career with Nextel in January 1996 as president and chief operating officer. Before joining Nextel, Mr. Donahue served as northeast regional president for AT&T Wireless Services operations from 1991 to 1996. Prior to that, he served as president for McCaw Cellular’s paging division in 1986 and was named McCaw’s president for the U.S. central region in 1989. He is also a director of Eastman Kodak, Covidien Limited, and Tyco International LTD.
     Alfred E. Festa was appointed to our Board effective December 1, 2008. Mr. Festa is Chairman, President and Chief Executive Officer of W. R. Grace & Co (“Grace”). He joined Grace as president and chief operating officer in November 2003, assumed the CEO role in June 2005, and became Chairman of the Board of Grace on January 1, 2008. From November 2002 until November 2003, Mr. Festa was a partner in Morgenthaler Private Equity Partners, a venture/buy out firm focused on mid-market industrial build-ups.
     Manuel H. Johnson has been a director since September 30, 1993. Dr. Johnson has been co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy-consulting firm, since 1990. From August 1, 1997 until December 2003, Dr. Johnson was the chairman of the Board of Trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. Also during 1997, Dr. Johnson was named a member of the Independence Standards Board (which was dissolved on July 31, 2001), formed jointly by the Securities and Exchange Commission and the American Institute of Certified Public Accountants. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. He is a director of Morgan Stanley Funds and Evergreen Energy, Inc.

     William A. Moran has been a director since September 30, 1993. Mr. Moran has been the chairman of Elm Street Development, Inc. (“Elm Street”) since 1996. Mr. Moran is currently a director and shareholder of Craftmark, Inc., a homebuilder in Virginia, Maryland, Pennsylvania and Delaware and Craftstar, Inc., which develops, invests in and periodically sells apartments, condominiums, single family homes and townhomes in Virginia and Maryland. Mr. Moran is also a director and shareholder of ESD, Inc.
     David A. Preiser has been a director since September 30, 1993. Mr. Preiser has been a senior managing director and a member of the Board of Directors (now an advisory member) of the investment banking firm of Houlihan Lokey Howard & Zukin (“Houlihan Lokey”) since 2001. Prior to that date, Mr. Preiser was a managing director of Houlihan Lokey. Since January 1, 2005, Mr. Preiser has served as Chairman of Houlihan Lokey Howard and Zukin – Europe, pursuant to which he leads Houlihan Lokey’s European investment banking activities, with a particular focus on Houlihan Lokey’s European restructuring business. Mr. Preiser is also active in Houlihan Lokey’s restructuring activities in the United States. From 1990, Mr. Preiser had been active in coordinating Houlihan Lokey’s real estate and financial restructuring activities as a senior managing director. Mr. Preiser is also a director of AIT Holding Company, LLC.
     W. Grady Rosier was appointed to our Board effective December 1, 2008. Mr. Rosier has been the president and CEO of McLane Company, Inc. (“McLane”), a supply chain services company, since 1995. Prior to that date, Mr. Rosier has held various senior management roles since joining McLane in 1984. Mr. Rosier is the lead director of Tandy Brands Accessories, Inc., and is a director of Evergreen Energy, Inc., serving as the Chairman of the Compensation Committee.
     John M. Toups has been a director since September 30, 1993. Prior to his retirement, Mr. Toups held various management positions with Planning Research Corporation from 1970 through 1987, for which he was chief executive officer from 1978 to 1987 and chairman from 1982 to 1987. He is also a director of Halifax Corporation, GTSI, Inc., Dewberry & Davis, Dinte Resources and Willdan Group, Inc.
     Paul W. Whetsell has been a director since March 1, 2007. Mr. Whetsell has been the chairman of the board of Interstate Hotels and Resorts, Inc. (“Interstate”) since August 1998 and the president and chief executive officer of Capstar Hotel Company since 2006. From August 1998 until October 2003, he also served as the chief executive officer of Interstate and its predecessor. From August 1998 until May 2006, Mr. Whetsell served as the chairman and chief executive officer of Meristar Hospitality Corporation. He also serves on the Board of Trustees of the Cystic Fibrosis Foundation, and is a member of that Board’s Audit Committee.

Board Independence
     Our Board has established Director independence standards to assist us in determining director independence, the standards of which meet the independence requirements of the New York Stock Exchange’s (“NYSE”) corporate governance listing standards (our common stock is listed on the NYSE). Our independence standards are included within our Corporate Governance Guidelines, which are available on our website at http://www.nvrinc.com, and as mentioned above, are available in print to any shareholder upon written request. Our Board considers all relevant facts and circumstances in making an independence determination. As required by the rules of the NYSE, to be considered “independent” under our independence standards, a director must be determined, by a resolution of our Board, to have no material relationship with us (other than as a director) directly or indirectly.
     Our Board has affirmatively determined that Mssrs. Andrews, Bartlett, Butler, Donahue, Festa, Johnson, Preiser, Rosier, Toups, and Whetsell are independent pursuant to our independence standards and, other than Mssrs. Andrews, Donahue and Toups, have no relationship with us, material or otherwise, that would affect his independence. Mr. Schar, our Chairman, and Mr. Moran, an existing director who controls a company from which we acquire a small portion of our finished lots upon which to build our homes, have been determined by our Board not to be “independent.”
     When our Board analyzed the independence of its members, it considered three transactions that it deemed immaterial to the independence of the director involved based on the amounts involved and the ordinary course business nature of the transactions:
•	Mr. Toups is a director of Dewberry & Davis (“Dewberry”), a privately held professional services firm that provides engineering, surveying and environmental sciences services. Previously, the independent, disinterested members of our Board authorized us to obtain services in the ordinary course of business from Dewberry, the services of which included engineering and surveying of certain finished lots upon which we build our homes. In 2008, we paid Dewberry $109,956 for such services.

•	Mr. Andrews is a director of Six Flags, Inc. (“Six Flags”), a publicly traded amusement park company. Previously, the independent, disinterested members of our Board authorized us to obtain services in the ordinary course of business from Six Flags. In 2008, we paid Six Flags $14,020 for such services.

•	Mr. Donahue is a director of Tyco International LTD. (“Tyco”), a publicly traded company that wholly owns certain home security and fire protection systems and services companies. Previously, the independent, disinterested members of our Board authorized us to obtain services in the ordinary course of business from Tyco for model home security monitoring systems as well as built-in security and fire protection systems within homes sold to customers. In 2008, we paid Tyco $218,090 for such services.

Board Committees
Audit Committee
     We have a separately designated standing Audit Committee comprised of five members, each of whom satisfies the independence standards specified above and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (“1934 Act”). All current members of our Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement. Our Board has determined that Manuel H. Johnson, our current Audit Committee Chairman, qualifies as an audit committee financial expert as defined within Item 407(d)(5) of Regulation S-K under the 1934 Act. This designation does not impose on Mr. Johnson any duties, obligations or liability that are any greater than are generally imposed on him as a member of our Audit Committee and our Board, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission (“SEC”) requirement does not affect the duties, obligations or liability of any other member of our Audit Committee or our Board.
     Our Audit Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com, and which is available in print to any shareholder upon written request. As enumerated in the Charter, our Audit Committee was established to assist our Board’s oversight of (1) the integrity of our accounting and financial reporting processes, (2) our compliance with legal and regulatory requirements, (3) our independent external auditor’s qualifications and independence, and (4) the performance of our internal audit function and of our independent external auditors. Among other things, our Audit Committee prepares the Audit Committee Report for inclusion in our proxy statement; annually reviews our Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent external auditors; maintains written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters; reviews substantiated complaints received from internal and external sources regarding accounting, internal accounting controls or auditing matters; and reviews reports from management regarding significant accounting, internal accounting controls, auditing, legal and regulatory matters. Our Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors, as our Audit Committee deems necessary to carry out its duties.
Compensation Committee
     We have a separately designated standing Compensation Committee comprised of six members, each of whom satisfies our independence standards specified above. Our Compensation Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com, and which is available in print to any shareholder upon written request.
Description of Duties
     Among other things, our Compensation Committee (1) reviews and determines all compensation of our Chief Executive Officer (“CEO”) and, based in part on the recommendation of the CEO, of all of our other executive officers; (2) periodically reviews and makes recommendations to the Board with respect to the compensation of our directors; (3) administers and interprets incentive compensation and stock option plans for our employees (except as otherwise described below); (4) assists in preparing the Compensation Discussion and Analysis and prepares our Compensation Committee Report for inclusion in our annual meeting proxy statement in accordance with applicable rules and regulations of the SEC; (5) makes recommendations to our Board about succession planning for our CEO, and in conjunction with the CEO, also considers succession planning for other of our key positions; (6) reviews and approves any employment agreements, or amendments thereto, with our CEO and other applicable executive officers; and (7) annually reviews our Compensation Committee Charter and the Compensation Committee’s performance.

     The Compensation Committee charter provides that the Committee may delegate its authority to one or more members of the Committee. Any person to whom authority is delegated must report any actions taken by him or her to the full Committee at its next regularly scheduled meeting. During 2008, the Compensation Committee did not delegate any of its authority to any individual member(s) of the Committee.
     The Committee’s charter also provides that the Compensation Committee may delegate to a senior executive officer of NVR the authority to grant options to non-executive employees, within limits prescribed by the full Board of Directors. Any options granted by a senior executive officer pursuant to delegated authority must be reported to the Compensation Committee at its next regularly scheduled meeting. Our Compensation Committee, by resolution, delegated authority to each of Mr. Schar and Mr. Saville, in each case acting jointly with the Senior Vice President of Human Resources, to grant options to new and existing employees below the executive officer rank during 2008. The Senior Vice President of Human Resources was required to report any options granted pursuant to this delegated authority to the Compensation Committee at their next scheduled meeting after the delegated authority was exercised. We do not have a program, plan or practice in place to grant options in coordination with the release of material non-public information.
     For a discussion of the role of Mr. Saville in recommending the amount or form of compensation paid to our named executive officers during 2008, see the Compensation Discussion and Analysis below.
Compensation Consultants
     Pursuant to its charter, the Compensation Committee has the sole authority and available funding to obtain advice and assistance from compensation consultants, as well as internal or outside legal, accounting or other expert advisors, that it determines necessary to carry out its duties. Periodically the Compensation Committee engages compensation consultants to set executive officer compensation on an as needed basis. In 2007, we engaged Hewitt Associates to assist us in formulating the terms and structure of a long term incentive plan for adoption in 2008, which included an analysis of the base pay, annual incentive opportunities and long-term incentive compensation awarded to our named executive officers as compared to a peer group.
Compensation Committee Interlocks and Insider Participation
     During 2008, our compensation committee was comprised of Mr. Toups, Mr. Donahue, Mr. Johnson, Mr. Preiser, and Mr. Whetsell, all of who are independent directors. Mr. Rosier, an independent director, joined the Compensation Committee effective with his Board appointment on December 1, 2008, but there were no meetings held in 2008 subsequent to his appointment. None of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee; accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2008.
Nominating Committee

     We have a separately designated standing Nominating Committee comprised of five members, each of whom satisfies our independence standards specified above. The Nominating Committee operates pursuant to a charter adopted by the Board that is available at http://www.nvrinc.com, and which is available in print to any shareholder upon request.
     Among other things, the Nominating Committee (1) identifies individuals qualified to become Board members; (2) recommends that our Board select the director nominees for the next annual meeting of shareholders; (3) recommends to our Board names of individuals to fill any vacancies on our Board that arise between annual meetings of shareholders; (4) considers from time to time our Board committee structure and makeup; and (5) annually reviews our Nominating Committee Charter and the Nominating Committee’s performance. Our Nominating Committee also has the sole authority and appropriate funding to obtain advice and assistance from executive search firms, and internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.
     Attached as Appendix A are our Policies and Procedures for the Consideration of Board of Directors Candidates, including nominations submitted by our security holders. This material is also available at http://www.nvrinc.com. These policies and procedures include minimum qualifications for director nominees and the process for identifying and evaluating director nominees.
Corporate Governance Committee
     We have a separately designated standing Corporate Governance Committee comprised of five members, each of whom satisfies our independence standards specified above. The Corporate Governance Committee operates pursuant to a charter adopted by our Board that is available at http://www.nvrinc.com. Our Corporate Governance Guidelines are also available at http://www.nvrinc.com. Each of these documents is available in print to any shareholder upon written request.
     Among other things, the Corporate Governance Committee (1) develops and recommends to our Board a set of corporate governance principles; (2) annually reviews and assesses the adequacy of our Corporate Governance Guidelines, including ensuring that they reflect best practices where appropriate; and (3) annually reviews our Corporate Governance Committee Charter and the Corporate Governance Committee’s performance. Our Corporate Governance Committee must obtain Board approval for funding to obtain advice and assistance from internal or outside legal, accounting or other expert advisors that it determines necessary to carry out its duties.
Qualified Legal Compliance Committee
     Our Qualified Legal Compliance Committee (“QLCC”) is a separately designated standing committee, currently consisting of all of the members of our Audit Committee. It was established to assist our Board in fulfilling its responsibilities relating to oversight of legal compliance by our employees and us and to meet the requirements for a qualified legal compliance committee under Part 205 of the rules of the SEC (the “Part 205 Rules”). The composition of the QLCC is intended to comply with all independence requirements under the Part 205 Rules. Our QLCC operates pursuant to a charter adopted by our Board and is available at http://www.nvrinc.com, and is also available in print to any shareholder upon written request. Our QLCC annually reviews the QLCC Charter and the QLCC’s performance.

     Our QLCC has adopted written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation of securities laws or material breach of fiduciary duty or similar material violation by us, or our directors, officers, employees or agents (“Material Violation”) under the Part 205 Rules, and has the authority and responsibility (1) to inform our chief legal officer (“CLO”), CEO and chief financial officer (“CFO”) of any report of evidence of a Material Violation; (2) to determine whether an investigation is necessary regarding any report of evidence of a Material Violation and; (3) if our QLCC determines an investigation is necessary or appropriate, initiate such investigation; (4) to obtain a written report from our CLO or outside counsel conducting any such investigation at the investigation’s conclusion; (5) to recommend, by majority vote, that we implement an appropriate response to evidence of a Material Violation and inform our Board, CEO, CLO and CFO of the results of any such investigation and the appropriate remedial measures to be adopted; and (6) acting by majority vote, to take all other appropriate action, including the authority to notify the SEC in the event that we fail in any material respect to implement an appropriate response that our QLCC has recommended that we take. Our QLCC has the authority and available funding to engage any independent legal counsel, accounting or other expert advisors as our QLCC deems necessary to carry out its duties.
Executive Committee
     Our Executive Committee was established pursuant to our Bylaws to have such powers, authority and responsibilities as may be determined by a majority of our Board of Directors. Our Executive Committee has never met, nor has our Board ever delegated any powers, authority or responsibilities to the Executive Committee. Our Board of Directors intends to continue the practice of considering corporate matters outside the scope of our other existing Board committees at the full Board level.
Security Holder Communications with the Board of Directors
     Our Policies and Procedures Regarding Security Holder Communications with the NVR, Inc. Board of Directors are available at http://www.nvrinc.com. This same policy is applicable to any interested party wanting to communicate to the non-management directors or Mr. Toups, who is the lead independent director for 2009 meetings of our independent directors.
Transactions With Related Persons
     During the year ended December 31, 2008, we entered into new forward lot purchase agreements to purchase finished building lots for a total purchase price of approximately $38,000,000 with Elm Street Development, Inc. (“Elm Street”), which is controlled by one of our directors, Mr. Moran. The independent members of our Board approved these transactions, and we expect to purchase these finished lots over the next three years at the contract prices. During 2008, NVR also purchased 239 developed lots at market prices from Elm Street for approximately $37,900,000. Also during 2008, NVR terminated one forward lot purchase agreement entered into with Elm Street prior to 2008 and forfeited $229,500 in lot deposits as liquidated damages, and we forfeited an additional $1,770,800 of deposits to restructure four forward lot purchase agreements to obtain reduced purchase prices for finished lots under the agreements.
     During 2008, two of the adult children of one of our named executive officers, William J. Inman, purchased homes from us for $761,000 and $787,000, respectively. The price and the terms of the sales were no less favorable to us than those that would have been entered into with an unrelated third party, and our independent Directors approved the sales.
     During 2008, we had a marketing and promotional arrangement with certain entities controlled by or affiliated with the Washington Redskins National Football League franchise (the “Redskins”). Mr. Schar is a minority owner of the Redskins. Our independent directors approved this arrangement. In total, we incurred $125,000 under this marketing and promotional arrangement.

Procedures for Approval of Related Person Transactions
     All related person transactions affecting us that are potentially disclosable under Item 404(a) of Regulation S-K must be considered, reviewed and approved or ratified by the disinterested, independent directors of our Board, regardless of the type of transaction or amount involved. This requirement is contained within various written documents, including Section 7.05 of our Bylaws (available on our website at http://www.nvrinc.com), Sections 1 and 4 of our Code of Ethics (available on our website at http://www.nvrinc.com), and our internal Standards of Business Conduct, Human Resource and Financial Policies and Procedures.

Security Ownership of Certain Beneficial Owners and Management
     The following tables set forth certain information as to the beneficial ownership of Common Stock by each person known by us to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated, and each director, director nominee and executive officer and by all directors and executive officers as a group as of March 6, 2009. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.
Certain Beneficial Owners

Name and Address of Holder	Number of Shares		Percent of Class
Barclays Global Investors, N.A.	394,325	(1)	6.9%
45 Fremont Street San Francisco, CA 94105
Capital World Investors	363,500	(2)	6.4%
333 South Hope Street Los Angeles, CA 90071
State Street Bank and Trust Company	295,007		5.2%
One Lincoln Street Boston, MA 02111

(1)	Of the shares that were reported within a Schedule 13G filed February 6, 2009, the entity has sole power to vote or direct the vote of 323,829 shares and sole power to dispose or direct the disposition of 394,325 shares.

(2)	Of the shares that were reported within a Schedule 13G filed February 12, 2009, the entity has sole power to vote 93,500 shares and sole power to dispose 363,500 shares.
Directors and Management

Name	Number of Shares		Percent of Class
Dwight C. Schar	4,353	(1)	*
C. E. Andrews	317		*
C. Scott Bartlett, Jr.	4,905	(2)	*
Robert C. Butler	11,200	(3)	*
Timothy M. Donahue	400		*
Alfred E. Festa	—		*
Manuel H. Johnson	23,215	(4)	*
William A. Moran	33,250	(5)	*
David A. Preiser	8,800	(6)	*
W. Grady Rosier	300		*
John M. Toups	21,632	(7)	*
Paul W. Whetsell	265		*
William J. Inman	104,747	(8)	1.8%
Paul C. Saville	238,014	(9)	4.1%
Dennis M. Seremet	58,498	(10)	1.0%
Robert W. Henley	4,799	(11)	*
All directors, director nominees and executive officers as a group (16 persons)	514,695		8.7%

*	Less than 1%.

(1)	Excludes 5,013 shares held in a Deferred Compensation Plan, which are not distributable until August 5, 2009.

(2)	Includes 3,625 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan and 780 shares owned by his wife.

(3)	Includes 10,750 vested options issued under the NVR, Inc. 1998 Directors’ Long Term Stock Option Plan and 150 shares held in a Charitable Remainder Trust.

(4)	Includes 12,750 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan and 65 shares owned by his son.

(5)	Includes 8,500 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan.

(6)	Includes 7,750 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan.

(7)	Includes 12,750 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan and 43 shares owned by his wife.

(8)	Includes 86,384 vested shares held in a Deferred Compensation Rabbi Trust, 12,500 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 805 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 22 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan and 4,875 shares held in a Grantor Retained Annuity Trust.

(9)	Includes 112,500 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 3,156 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 4,365 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan, 105,883 vested shares held in a Deferred Compensation Rabbi Trust and 2,000 shares owned by his children. Excludes 777 shares held in a Deferred Compensation Plan which are not distributable until six months subsequent to separation of service.

(10)	Includes 12,500 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 3,038 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust, 2,083 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan and 40,527 vested shares held in a Deferred Compensation Rabbi Trust.

(11)	Includes 3,500 vested options issued under the NVR, Inc. 2000 Broad-Based Stock Option Plan, 1,051 vested shares held by the NVR, Inc. Employee Stock Ownership Plan in trust and 248 shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the 1934 Act requires our directors and executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the national securities exchange upon which our shares are publicly traded. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all such forms filed. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2008 and written representations that no other reports were required, all directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except for one inadvertent Form 4 late filing for C. Scott Bartlett, Jr. that was filed one day late that reported a sale of 200 shares of NVR, Inc. Common Stock.

THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED TO
BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND
EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE
SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY
DOCUMENT SO FILED.
Report of the Audit Committee
     NVR’s Audit Committee is solely comprised of independent directors as defined by our independence standards (see above) and in the applicable SEC rules, and operates pursuant to a charter adopted by our Board, which is available at http://www.nvrinc.com.
     Our management has primary responsibility for preparing our financial statements and establishing financial reporting systems and internal controls. Management also has the responsibility of reporting on the effectiveness of our internal controls over financial reporting. Our independent external auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of our internal control over financial reporting. In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee has reviewed and discussed the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting with management, and reviewed and discussed KPMG LLP’s audit opinions with KPMG LLP;

2.	The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards (“SAS”) 61 (Codification of Statements on Auditing Standards, AU 380), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and SEC rules discussed in Final Releases 33-8183 and 33-8183a;

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s independence relative to NVR; and

4.	Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.
The undersigned, constituting all of the members of the Audit Committee, have submitted this report to the Board of Directors.
Manuel H. Johnson (Chairman), C.E. Andrews, C. Scott Bartlett, Jr., Robert C. Butler, and Alfred E. Festa

COMPENSATION DISCUSSION AND ANALYSIS
General Compensation Philosophy and Objectives
     Our philosophy for compensating our named executive officers is to place significant focus on, and reward achievement of, long-term objectives, which we believe is essential considering the cyclical nature of the industry in which we operate. Residential real estate projects often take a substantial period of time to mature. A typical community in which we sell and build homes may take anywhere from one year to five years to build out completely. For us to be successful, it is necessary for us to acquire control of land upon which to build our homes from land developers several years in advance of our sales and construction activities. The homebuilding industry is cyclical and exhibits peaks and troughs over a long-term period. Because we need to effectively manage our business over lengthy time periods and during different stages of the homebuilding cycle and economic cycles, we believe that the bulk of our named executive officers’ compensation should be predicated upon our long-term results of operations, and not on short-term quarterly or annual measures. We do this by limiting short-term cash compensation opportunities and emphasizing long-term earning opportunities through ownership of our common stock. Specifically, we have historically:
•	paid cash compensation to our named executive officers based on their positions, and in amounts that we believe to be lower than comparable positions in other publicly traded companies within our industry;

•	capped the annual cash bonus opportunity of our named executive officers at 100% of their base salary, and have not provided any opportunity to exceed that amount for short-term quarterly or annual performance in excess of our business plan; and

•	issued our named executive officers periodic (though not annual) grants of fixed-price stock options that vest over a long period of time. Historically, we have layered our option grants such that each named executive officer has one grant that is actively vesting over a four-year period and another grant that will begin vesting in the following four to five year period.
     A long-term equity interest in our company by our named executive officers is the major thrust of our philosophy. We believe that providing the bulk of their compensation in the form of fixed price stock options with a long-term vesting schedule is an effective way to retain their services, and the services of all of our other management employees compensated in the same manner, over a long-term period. Additionally, each stock option agreement contains non-compete provisions that protect our interests. Retention of our experienced management team, which includes our named executive officers, has been and will continue to be one of our key strategic goals in managing our business.
     To encourage further equity ownership, we give each of our named executive officers, at his choice, the opportunity to defer salary and any earned annual bonus awards into our deferred compensation plan. All deferred amounts must be invested solely in our common stock and are paid out only after separation of service. We also require our named executive officers to own continuously common stock with a market value of four to eight times their respective base salaries (see the Deferred Compensation Plan and Stock Holding Requirement discussions below, respectively). We believe that fostering a long-term focus through equity compensation and ownership effectively aligns our named executive officers’ interest with those of our shareholders.

Current Year Overview
     As stated above, the homebuilding industry is cyclical. In 2008, NVR, like other U.S. homebuilders, experienced a continuation of the severe downturn in the U.S. housing market and the overall economy that began in the latter half of 2005. As such, we have aggressively sought to reduce the costs of running our business. Our cost reduction efforts have encompassed closing operating divisions, shedding over 50% of our workforce and eliminating or modifying certain employee benefits. Consistent with the design of our compensation plans, the continued depressed economic environment and our lower level of operating activity and efficiency bore a direct impact on the compensation earned by our named executive officers in 2008. Those impacts include:
•	At Mr. Schar’s request, the Compensation Committee amended his employment agreement to reduce his 2008 salary and bonus opportunity to $0 for a second consecutive year as a cost savings measure;

•	At Mr. Saville’s request, the Compensation Committee froze his base salary at its 2006 level for the second consecutive year as a cost savings measure, despite his leading a company that has significantly outperformed the industry during the downturn;

•	Mssrs. Saville, Seremet and Henley received no annual bonus for the third consecutive year, and Mr. Inman also received no annual bonus in 2008; and

•	Each of the named executive officers forfeited outstanding stock options that were granted to them in 2005 because we did not meet the four-year performance target upon which vesting was conditioned.
     These actions were taken despite NVR’s industry leading performance through this economic downturn. NVR has continued to operate profitably, distinguishing itself as the only public homebuilder to remain profitable at this point in the cycle. For 2007, we were one of only two profitable homebuilders among the top 12 homebuilders on a national level. Our leadership continued into 2008 as we were the only homebuilder of the 12 to report net income for the 2008 fiscal year. Although the Compensation Committee believes management compensation is at the low end of the industry, the Committee agreed with management’s recommendation to continue to control costs in light of our substantially reduced activity and net income levels, and our lower stock price and resulting shareholder returns.
Compensation Determination Process
     As a general matter, Mr. Saville and our Senior Vice President of Human Resources make recommendations to the Compensation Committee with respect to the amount of each element of compensation paid to each named executive officer, other than Mr. Schar and Mr. Saville. These recommendations are partially based on salary information for comparable positions at other large, publicly traded homebuilding and mortgage companies, as well as Mr. Saville’s subjective assessment of each officer’s overall performance during the prior year. The Committee reviews this same salary information, as well as comparative financial measures (our financial and operating performance compared to information publicly-available on our industry peers) and our overall financial strength for purposes of determining the compensation paid to Mr. Schar and Mr. Saville. Our Compensation Committee, which is comprised solely of independent members of the Board, has the final authority to determine the compensation of our named executive officers, and exercises such authority regardless of what recommendations are made or information that they are provided by management.

     In addition, in December 2007 the Compensation Committee engaged Hewitt Consulting to assist the Committee in issuing long-term incentive plan grants to certain of our employees, including to our named executive officers. Hewitt’s analysis included a comparative analysis of the named executive officer base pay, annual incentive opportunities and long-term incentive compensation. To formulate the peer group data, Hewitt reviewed publicly available information from: Beazer Homes USA, Inc., Centex Corporation, D. R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, MDC Holdings, Meritage Homes Corporation, Pulte Corporation, Standard Pacific Corporation, The Ryland Group, Toll Brothers, Inc., TOUSA, Inc. and WCI Communities, based on data available through the second quarter of 2007.
Elements of Compensation
Base Salary
     The following actions were taken by the Compensation Committee relative to the named executive officers’ base salary for 2008:
•	Upon the request of Mr. Schar, the Compensation Committee agreed to amend Mr. Schar’s employment agreement to reduce his 2008 salary and bonus opportunity to $0. This was the second consecutive year that Mr. Schar requested that he not be paid a salary or bonus. In addition, prior to his decision to relinquish his executive officer title effective February 4, 2009, Mr. Schar had requested and had been granted an identical amendment which he executed on November 6, 2008 to reduce his 2009 salary and bonus to $0.

•	Mr. Saville requested that the Committee freeze his salary at its 2006 level for the second consecutive year. The Committee granted this request, despite our industry leading financial performance during the downturn and the fact that Mr. Saville’s base salary is below the 50th percentile of other CEO’s in the Hewitt study peer group. Mr. Saville’s salary was frozen in 2009 at that same level as well.

•	Mr. Saville recommended to the Committee that Mssrs. Seremet, Henley and Inman receive base salary increases for 2008, based on the fact that their salaries had been frozen since the beginning of 2006, and based on a subjective analysis of their individual performance. The Committee approved increasing the base salaries of Mssrs. Seremet, Henley and Inman to $475,000, $220,000 and $430,000, respectively. Even after the increases, Mr. Seremet’s and Mr. Henley’s salaries remained below the 50th percentile of comparable positions at the peer companies included in the Hewitt study, and Mr. Inman’s annual base salary was slightly above the 50th percentile. For 2009, Mr. Seremet’s, Mr. Henley’s and Mr. Inman’s salaries were frozen at 2008 levels.
     As noted above, at management’s request, the Committee did not grant 2009 annual salary increases to any of the named executive officers in connection with our overall cost control strategy as we manage expenses through the homebuilding downturn.

Annual Cash Bonus
General
     The objective of the annual cash bonus portion of the total compensation package is to focus each of the named executive officers on the attainment of annual goals necessary to achieve our five-year business plan. These annual goals are consistent with the current year’s portion of our five-year business plan. The named executive officers’ annual incentive opportunity is capped at 100% of their base salary, which is earned once the preset performance target and attainment ranges based on the annual business plan are attained. Consistent with our cost reduction efforts, for 2009 this amount has been capped at 50% of base salary. Despite the ability to outperform the business plan on which bonus is based, there is no impact on the amount of the bonus award earned. The annual bonus is payable in cash, and may be deferred at the election of the named executive officer. See the Deferred Compensation Plans discussion below.
     The Compensation Committee has never exercised discretion in awarding bonuses in amounts higher from the amount calculated by our actual results relative to the preset performance target and attainment ranges. In 2008, for the first time ever the Committee exercised negative discretion to reduce the amount of the annual bonus by agreeing to follow Mr. Saville’s recommendation to eliminate the annual incentive earned by the named executive officers.
2008 Annual Bonus
     For 2008, we maintained the same annual bonus performance metrics used in 2007 for our named executive officers. The annual bonus opportunity in 2008 for Mr. Saville, Mr. Seremet and Mr. Henley was based 80% upon our consolidated pre-tax profit (before consolidated annual bonus and stock-based compensation expense but after all other charges) and 20% based on the number of new orders (net of cancellations) that we generated compared to our 2008 annual business plan. Mssrs. Saville, Seremet and Henley were to begin earning the consolidated pre-tax profit portion of their annual bonus award once the annual business plan was at least 80% attained (the “threshold”). The full amount of the consolidated pre-tax profit portion of their annual bonus award was to be earned ratably from 80% up to 100% achievement of the annual business plan. Mssrs. Saville, Seremet and Henley were to begin earning the new orders unit portion of their annual bonus award once the annual business plan was at least 85% attained. The full amount of the new orders unit portion of their annual bonus award was to be earned ratably from 85% up to 100% achievement of the annual business plan. The annual bonus opportunity remained capped at 100% of base salary for the named executive officers, with the exception of Mr. Schar, who, as noted above, requested that his bonus opportunity for 2008 be reduced to $0.
     As in 2007, Mr. Inman’s annual bonus opportunity was based on three measures: 1) 55% upon our mortgage banking operations pre-tax profit (before annual bonus expense, stock-based compensation expense and certain corporate overhead cost allocations), 2) 25% upon return on invested capital in the mortgage operations and 3) 20% upon our new orders (net of cancellations). Mr. Inman’s bonus was based upon these metrics because he is President of NVR Mortgage Finance, Inc. and thus he has primary responsibility for our mortgage operations business. In addition, the Committee felt it was important for Mr. Inman to be focused on driving new orders as well, similar to the other named executive officers. Mr. Inman began earning the mortgage banking pre-tax profit and return on invested capital portions of his annual bonus award once the annual business plan was at least 80% attained. The full amount of the mortgage banking pre-tax profit and return on invested capital portions of his annual bonus award was earned ratably from 80% up to 100% achievement of the annual business plan. Mr. Inman began to earn the new orders unit portion of his annual bonus award once the annual business plan was at least 85% attained. The full amount of the new orders unit portion of his annual bonus award was earned ratably from 85% up to 100% achievement of annual business plan.

     In the prior year, the consolidated pre-tax profit portion of Mr. Saville’s and Mr. Seremet’s annual bonus award would have been earned ratably from 100% to 105% achievement of the annual business plan. Also in the prior year, Mr. Inman’s awards based on mortgage banking pre-tax profit and return on invested capital would have been ratably earned from 100% to 105% achievement of the annual business plan.
     As is our customary practice, the Compensation Committee originally set the 2008 annual incentive target (equal to at least 100% achievement of the annual business plan) and threshold amounts for all employees in the annual incentive plan, including the named executive officers, at their February 2008 meeting based on the 2008 annual business plan approved by the full Board the previous December. However, based on the rapidly deteriorating market conditions, evidenced by our new orders being below our original plan by approximately 20% in the first quarter of 2008, management advised the Board in May 2008 that it was going to present a modified plan to the Board for their consideration because the original 2008 business plan no longer accurately portrayed the opportunities available in the prolonged downturn in the homebuilding industry. In May, the Board agreed with management and approved a modified 2008 business plan. In connection with that approval, the Compensation Committee determined that it was appropriate to revise the target and threshold amounts for all employees based on the revised 2008 business plan approved by the Board, including the named executive officers. During their consideration, the Committee focused on the employee retention benefits to be gained, namely that it was a disincentive to our bonus plan participants to have no ability to achieve the business plan so early in the fiscal year. The Committee also discussed whether or not to reduce the maximum bonus opportunity for the named executive officers and certain senior managers by either a flat or prorated amount because the revised 2008 business plan was substantially lower than the original 2008 business plan. The Compensation Committee concluded that they would not require a reduction in the maximum bonus opportunity for the named executive officers and senior management because i) the amount of cost savings would be nominal to NVR in the aggregate, and ii) the named executive officers and senior management are responsible for driving the success of the business in these extremely difficult market conditions and should be compensated accordingly, particularly considering that we had significantly outperformed the industry during the downturn.
     Mssrs. Saville, Seremet and Henley earned approximately 3% of their maximum bonus opportunity of 100% of base salary. Mr. Inman earned approximately 63% of his maximum incentive opportunity. However, based on the continued worsening economic climate, Mssrs. Saville, Seremet, Inman and Henley requested that the Committee not award to them the bonuses earned for 2008, and the Committee acceded to their request. See the Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables below for the actual performance targets for 2008.
2009 Annual Bonus
     As noted above, we are aggressively seeking cost reductions, and our approach is to take increasingly dramatic steps as the condition of the economy continues to get worse. As a result, based on our substantially reduced year over year opening backlog levels and our expectation of further reduced activity in 2009, we are reducing the maximum bonus opportunity available to all participants in our annual incentive plan. This change includes the maximum bonus opportunity available for our named executive officers, which is being reduced to 50% of base salary from 100%. The capped feature is being maintained, thus achievement of results which meet or exceed business plan will not result in the payment of a bonus exceeding 50% of base salary. However, in future years we will likely return to a bonus opportunity of 100% of base salary for our named executive officers when we see that the economy has stabilized and begins to improve.

     For 2009, we are maintaining the same annual bonus performance metrics and the relative weight assigned to each metric for the named executive officers. The one significant change from 2008 is that Mr. Inman’s 2009 bonus opportunity will be based on the same metrics as Mssrs. Saville, Seremet and Henley to emphasize that our captured mortgage business is an integral component of the success of our core homebuilding business.
Fixed Price Stock Options
     Prior Stock Option Plans
     Historically, the potential single largest component of each named executive officer’s total compensation package has been realized through the grant of fixed-price stock options, in which most of our management group participates. We believe that the use of stock options is the best “performance-based” equity vehicle because of our focus on growth in earnings per share, accomplished through both net income growth and the efficient use of capital. Our intent is that the named executive officers only be rewarded when our shareholders realize long-term growth in the price of our stock (we have never paid a dividend). Unless our financial performance over a long-term period drives an increase in our stock price, the options granted provide little or no value to our named executive officers, and if the price of the stock falls below the price at the grant date, the stock option provides no value. Conversely, we do not believe that grants of restricted stock are consistent with our compensation philosophy because restricted stock often provides some value to the recipient regardless of a company’s stock price performance, providing value to an executive even if the stock price drops from the date of grant (unless the stock price falls to $0).
     We do not issue stock option grants annually. Our historical practice has been to structure stock option plans to vest over a long-term period. None of our four most recently approved equity plans had options scheduled to vest within the first four and one-half year period from the grant date. The average length of time for full vesting of stock options granted under these plans is seven and one half years from the date of grant. In addition, we historically have layered our stock option grants to the executives such that there is one grant actively vesting over a four-year period, and another grant that will begin vesting in the following four to five year period. Following is a summary of the material terms of the four most recently approved stock option plans:

Term description	1996 Plan	1998 Plan	2000 Plan	2005 Plan
Exercise price	Market value on date of grant	Market value on date of grant	Market value on date of grant	Market value on date of grant
Repricing requires shareholder approval	No	Yes	Yes	Yes

Date options were granted to named executive officers	May 30, 1996	May 26, 1999	May 3, 2001	May 26, 2005

Vesting Conditions	Continued employment at vesting dates	Continued employment at vesting dates	Continued employment at vesting dates	Attainment of EPS Target (as defined below), then continued employment at vesting dates

Vesting period for named executive officers	One-third on each of December 31, 2000, 2001 and 2002	One-third on each of December 31, 2003, 2004 and 2005	One-quarter on each of December 31, 2006, 2007, 2008 and 2009	If EPS Target achieved, one-quarter on each of December 31, 2010, 2011, 2012, and 2013

Period from grant date to full vesting	Six years and seven months	Six years and seven months	Eight years and eight months	Eight years and seven months
     We have consistently sought improvements in our equity compensation plans to ensure that the majority of the named executive officers’ potential compensation is effectively aligned with our shareholders. For example, all plans implemented after the 1996 Plan require shareholder approval to reprice options. This feature was added after we independently recognized the importance of shareholder-controlled repricing, and years before the NYSE’s amended listing rules took effect in 2003 mandating shareholder approval to reprice options. No options granted under the 1996 Plan, however, have ever been repriced. For the 2000 and 2005 Plans, the period from grant date to full vesting was increased by more than two years as compared to the 1996 Plan, to almost nine years from the original grant date. We increased the full vesting time period to increase our probability of retaining our experienced managers over a longer time period.
     For the 2005 Plan, we revised our option program to require both performance and service-based vesting conditions. The performance requirement was added as a vesting condition to our stock option program to ensure that potential share dilution from stock option exercises only occurred if our performance provided a 10% compound annual growth in earnings per share over the four-year measurement period. Under this plan, no option would have become exercisable unless a performance target based on growth in diluted earnings per share (the “EPS Target”) was met. The EPS Target was set at a level that reflected a growth rate in diluted earnings per share of 10% per year for four years, based on our 2004 diluted earnings per share of $66.42, amounting to aggregate EPS of $339.00 per share over the four-year period ending December 31, 2008. As discussed below, the 2005 Plan and all options granted under it, including all options granted to the named executive officers, expired unexercised on December 31, 2008 because we did not attain the EPS Target.

     2008 Stock Option Award
     Had the EPS Target been attained as the first condition of vesting, the stock option grants issued under the 2005 Plan would have vested in 25% increments on December 31, 2010, 2011, 2012 and 2013 based on continued employment. However, we failed to meet the 4-year aggregate performance measure and the grants made to all plan participants, including the grants made to the named executive officers, expired unexercised on December 31, 2008. Further, because the EPS Target was a condition of the plan itself, the 2005 Plan has expired and no further stock options grants may be made under it.
     We knew well in advance of December 31, 2008 that we would not attain the EPS Target. In late 2007, based on the sharply declining market conditions, our results for the three year period to date, and our lowered expectations for 2008, we were able to determine that we would not meet the EPS Target on December 31st of the following year. Our Compensation Committee was also aware that the last vesting year for the options granted under the 2000 Plan was 2009, meaning that without the 2005 Plan, our named executive officers, as well as all of our key management team, would no longer be participating in a long term incentive plan past December 31, 2009.
     We believe that an effective long term incentive plan, preferably a stock option plan, is essential to the retention of our named executive officers and key managers, and is particularly essential currently as we manage through the still challenging homebuilding market. However, we believed in late 2007, and still believe today, that it is unlikely that we could obtain shareholder approval of a new option plan due to the dilutive effect of our “overhang,” (“overhang” being the total outstanding stock options divided by the total outstanding shares). Given these circumstances, the Compensation Committee engaged Hewitt Associates to assist us in developing a short term solution to the absence of a long-term incentive plan for our employees.
     After evaluating several alternatives with Hewitt, including cash-based awards that included stock appreciation rights, the Compensation Committee decided to make new option grants to the named executive officers and other key employees using the limited number of unissued stock options remaining available under existing plans, primarily the 2000 Plan. This option was chosen as the short-term solution because the use of fixed price-stock options:
•	continues what has been a proven, successfully retentive compensation tool for us;

•	ties long-term compensation to the creation of long-term shareholder value by only benefiting the employee when the shareholders benefit from a long-term appreciation in the stock price from the grant date;

•	directly assists employees in complying with our stock holding requirements;

•	provides a non-cash, fixed and determinable compensation charge, unlike stock appreciation rights and cash-based plans, which were deemed to be too uncertain from an absolute cost and/or cash expenditure standpoint considering the variable nature of such plans (and the addition of a cap to limit the cost of such plans could be a disincentive to the recipient if the cap was reached too early in the process); and

•	provides a vehicle to which our non-compete and other restrictive employment covenants can be tied.

     Hewitt proposed to the Committee what they considered to be an appropriate annual LTIP value for the Committee to award to the named executive officers, based on the peer group analysis discussed above. Because of the limited number of stock options available to issue, however, Mr. Saville recommended that the Committee consider award values to the named executive officers in an amount considerably lower that those proposed by Hewitt so that more options would be available for other key members of senior management. In addition, Mr. Schar declined to be considered for any stock option award.
     After fully vetting the current state of our LTIP with both Hewitt and management, on January 3, 2008 the Compensation Committee granted the options listed below to the named executive officers at an exercise price of $515.05, which was the fair market value of the underlying stock as defined in the 2000 Plan on the date of grant. Mr. Schar was not granted any options. Each option has a term of 3 years and vests in full on December 31, 2010 if the executive officer remains in our employ on that date.

		Annual Value
	Number of	Over Three-Year
	Stock	Period Based on
	Options	Grant Date Fair
Name	Granted	Value (1)
Paul C. Saville	25,000	$1,295,250
Dennis M. Seremet	13,000	$673,530
William J. Inman	9,000	$466,290
Robert W. Henley	6,000	$310,860

(1)	Calculated in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payments, issued by the Financial Accounting Standards Board.
     We would have preferred to have continued our historical “layered” approach of granting options such that there is one grant actively vesting over a four-year period, with another grant in a four to five year pre-vesting period (in essence, two plans outstanding at any given time), because we believe that that structure ensures that our executives are focused on driving shareholder value over a long-term period and it has been a highly successful retention vehicle for us. However, we did not have a sufficient number of stock options available to us under existing plans to issue competitive, retentive grants to our named executive officers and other key employees beyond 2010. The termination of the 2005 Plan required us to select this alternate approach using the limited stock options available to us while we develop future strategies for another long-term incentive plan.
     Determining the Size of Option Awards
     When issuing option grants under our option plans, including the new 2008 grants described above, to our named executive officers (or to any employee of our company), the Compensation Committee first establishes a dollar value of the total targeted compensation to be awarded by position. After determining the salary and annual bonus components for a particular year, these amounts are subtracted from the total targeted compensation for the year to derive the fair value that we want to transfer to the executive in the form of stock options over the vesting period. On the date of grant, we divide that total stock option fair value dollar amount by the per share fair value, calculated using the Black Scholes option pricing model, to determine the number of options to award.

     Although we consider this approach in determining the number of options to award our named executive officers to be a reasoned approach using a formula that is based on a widely accepted option-pricing model, the ultimate value of the options issued only becomes clear when they are exercised. The stock options may wind up being worthless, or worth much more than the fair value initially estimated. As a result, we do not consider realized or realizable gains from prior stock option grants when setting new grant amounts. We do not believe that it is a fair practice to offset current compensation by realized or unrealized stock option gains several years after the grants have been issued. Our goal is that the actual gain realized on option exercise exceeds our initial estimate of fair value because gains in excess of the estimated fair value calculated on the grant date are also realized by all of our other shareholders that held our common stock over that time period. We believe that limiting potential upside on option gains does not provide an appropriate incentive for our named executive officers when focusing on long-term results, as our compensation philosophy dictates.
     Stock Option Grant Practices
     We do not have a program, plan or practice in place to grant options in coordination with the release of material non-public information. The timing of the January 2008 grant was predicated on our determination and announcement that the 2005 Plan was expected to terminate due to our failure to achieve the EPS Target. Our Compensation Committee has sole authority to grant options to the named executive officers, and the grant date is the date of Compensation Committee approval of the awards. We grant stock options once per month, to new employees and newly promoted employees. The grant date for these awards is the first of the month following the new hire or promotion date (or the first of the second month if the new hire or promotion occurs after the 20th day of the month).
Stock Ownership Guidelines
     To complete the linkage between the interests of our senior management with our shareholders, we adopted stock ownership guidelines in 2000. These guidelines require the named executive officers (and certain other members of senior management) to acquire and continuously hold a specified minimum level of our shares for so long as we employ them in their respective positions. The Board of Directors determined the holding requirements for the named executive officers based on a review of the publicly-available stock holding policies for other publicly traded companies within our industry. Under our holding requirements, our named executive officers must acquire and hold shares with a total fair market value ranging from four- to eight-times their annual base salaries depending on position. For 2008, the holding requirements for each of the named executive officers were as follows:

			Dollar Holding
Name	Base Salary	Factor	Requirement
Dwight C. Schar (1)	$1,500,000	8	$12,000,000
Paul C. Saville	$800,000	8	$6,400,000
William J. Inman	$430,000	4	$1,720,000
Dennis M. Seremet	$475,000	6	$2,850,000
Robert W. Henley	$220,000	4	$880,000

(1)	As stated above Mr. Schar’s employment agreement was amended to reduce his 2008 base salary to $0. However, his holding requirement remains and is calculated on his last paid base salary. Subsequent to February 4, 2009, the date upon which Mr. Schar relinquished his executive officer title, he has been subject to the Board stock holding requirement of $130,000.

     Any named executive officer who does not meet his requirement must retain 50% of the net common stock received from option exercises until the holding requirement is attained. “Net common stock received” means the common stock received after the payment of the option price and the taxes withheld related to the option exercise. All of the named executive officers are currently in compliance with our stock ownership guidelines.
Personal Benefits
     Our named executive officers are entitled to and eligible only for the same personal benefits for which all of our employees are eligible. We do not have programs in place to provide personal benefits for any employee. Our healthcare and other insurance programs, including the program’s participation costs, are the same for all eligible employees. Our annual discretionary contribution to the NVR Employee Stock Ownership Plan, expressed as a percentage of eligible wages, and our NVR 401(k) matching contribution, is also the same for all eligible employees, subject to all applicable IRS contribution limits and formulas for plans of these types. Further, we do not offer defined benefit pension or supplemental executive retirement plans to any of our employees. For 2009, as a cost savings measure, the 401(k) match for all employees, including the named executive officers, was suspended.
Deferred Compensation Arrangements
     We have two deferred compensation plans, which we refer to as plans 1 and 2, respectively, for purposes of this discussion. We provide deferred compensation plans for three reasons: i) to encourage ownership of our common stock in furtherance of our compensation philosophy, ii) to establish a vehicle whereby named executive officers may defer the receipt of salary and bonus that otherwise would be nondeductible for company tax purposes into a period where we would realize a tax deduction for the amounts paid (see below Tax Deductibility discussion), and iii) to enable our named executive officers, and other members of management, to acquire shares of our common stock on a pre-tax basis in order to more quickly meet, and maintain compliance with, the stock holding requirements described above. In addition, the structure of our deferred compensation plans effectively increases the stock holding requirements for certain of our named executive officers, and places the earned compensation “at-risk” during the executive officer’s deferral period. Plan 1, which we adopted December 15, 1999, was closed for new contributions effective December 31, 2004. The named executive officers, solely at their election, may defer 100% of any earned salary or bonus into plan 2, which we adopted December 15, 2005. Stock option gains are prohibited by law from being deferred.
     The market value of a named executive officer’s deferred compensation accounts is not considered when setting his other current compensation. The compensation earned and deferred was already reviewed and analyzed based on the above-described compensation philosophy and policies at the time the compensation was earned. Had the executive officer instead elected to receive a payout of the compensation earned, and then invested those amounts externally, we would have no knowledge of and would not have considered external investment experience when considering the amount by which we should compensate the executive officer. Thus, we do not believe it is either proper or necessary to consider the value of the executive officer’s deferred compensation account just because it is held in a plan we sponsor and is invested in our stock. In addition, had the amounts deferred been instead paid to the applicable named executive officer when earned (and not deferred until separation of service), we would have lost a substantial tax benefit that we will now receive as a result of the deferral. See the Nonqualified Deferred Compensation Table and accompanying narrative below for additional information on our deferred compensation plans.

Change of Control and Severance Payments
     Each of our named executive officers, other than Mr. Henley, is party to an employment agreement with us pursuant to which the officer is entitled to severance payments upon certain termination events, including termination following a change in control. Generally, we do not believe that we should pay our named executive officers, or any other employee, any incremental compensation upon termination when the termination is either by choice or due to conduct that is potentially detrimental to NVR. Thus, we do not provide any of our named executive officers any incremental severance benefits, other than any amounts already earned and accrued at the date of termination, if the termination is voluntary (unless due to a change in control of NVR or retirement), including voluntary termination upon the election or appointment of a new Chairman and/or CEO, or for “Cause.”
     We do not provide tax “gross ups” to our named executive officers in connection with any change in control or severance payment.
Change in Control Provisions
     Change of control provisions applicable to our named executive officers are either “single trigger”, meaning that the change of control event alone triggers either a payment or an acceleration of certain rights, or “double trigger”, meaning that the change of control coupled with the officer’s termination from service within a certain period of the time after the change in control triggers a payment or accelerated right.
     The change of control provision in each applicable named executive officer’s employment agreement for the payment of severance is a double trigger. A double trigger for severance payments was selected because, unless the named executive officer’s employment is terminated after the change in control, his cash compensation in the form of salary and annual bonus would continue from the acquiring entity, which is what the severance payment is based upon and intended to replace. See the Narrative Disclosures of Termination and Change in Control Payments discussion below for additional information on these severance payments.
     The change of control provisions in the stock option agreements and the deferred compensation plans are single trigger, reflecting our intent that the named executive officers have the ability to use those shares to vote upon any proposed transaction, and to ensure that the named executive officers receive deferred compensation to which they are entitled.
Severance Payments
     Each of the employment agreements provides for a two-month severance benefit upon the named executive officer’s termination due to death or disability. This amount reflects what we believe to be a modest transition for the executive or his family for termination events that are sudden and beyond the executive’s control. We provide severance benefits of 200% of base salary for terminations without cause or that are voluntary within one year after a change in control. This amount reflects our belief that it is difficult for executive officers to find comparable employment opportunities in a short period of time, particularly after experiencing a termination that was beyond their control. We provide a severance benefit of 100% of base salary upon retirement. We consider the 100% severance payment a nominal reward for length of service given that we do not provide our executives defined benefit or supplemental executive retirement plans.

Accounting Impact and Tax Deductibility of Compensation
Accounting Impact
     We accrue our named executive officers’ salaries and bonus awards as an expense when earned by the officer. For our fixed-price stock options, Statement of Financial Accounting Standards 123R, Share-Based Payment (“SFAS 123R”), requires us to recognize compensation expense within our income statement for share-based payment arrangements, which includes employee stock option plans.
     Stock-based compensation expense when recognized is based on the grant-date fair value of the options granted, and is recognized ratably over the requisite service period. We adopted SFAS 123R under the modified prospective method. Under the modified prospective method, SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006, as well as to the unvested portion of awards outstanding as of January 1, 2006. Our stock options are accounted for as equity awards.
Tax Deductibility
     Section 162(m) of the Internal Revenue Code limits the corporate deduction for compensation paid to the named executive officers (other than our CFO) to $1 million unless such compensation qualifies as “performance-based compensation.” Among other things, Section 162(m) requires approval of the performance-based compensation by our shareholders. We have concluded that the adverse tax impact of paying salaries and bonuses to our CEO in excess of that limit was not significant enough to limit the salary and annual bonus amounts awarded. All of the compensation potentially earned by our named executive officers under our stock option plans qualifies as “performance based” under 162(m), except for grants issued under the 2000 Plan that are exercised while the named executive officer is an employee of NVR, which was not shareholder approved.

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE
DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE
SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933
OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY
REFERENCE IN ANY DOCUMENT SO FILED.
Report of the Compensation Committee
     The Compensation Committee hereby reports as follows:
1.	The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with NVR’s management; and

2.	Based on the review and discussion referred to in paragraph 1, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in our 2009 proxy statement to be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.
     The undersigned, constituting all of the members of the Compensation Committee, have submitted this report to the Board of Directors.
     John M. Toups (Chairman), Timothy M. Donahue, Manuel H. Johnson, David A. Preiser, W. Grady Rosier and Paul W. Whetsell

2008 SUMMARY COMPENSATION TABLE

				Non-Equity
			Option	Incentive Plan	All Other
Name and		Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($) (1)	($)	($) (2)	($)
Dwight C. Schar	2008	$0	$5,445,486	—	$0	$5,445,486
Chairman of the Board	2007	$0	$4,139,226	—	$0	$4,139,226
	2006	$1,500,000	$6,751,746	—	$9,300	$8,261,046

Paul C. Saville	2008	$800,000	$3,337,307	—	$7,400	$4,144,707
Principal Executive Officer	2007	$800,000	$735,797	—	$7,250	$1,543,047
	2006	$800,000	$3,348,317	—	$9,300	$4,157,617

William J. Inman	2008	$430,000	$1,146,976	—	$6,900	$1,583,876
President, NVR	2007	$410,000	$158,182	$97,278	$6,750	$672,210
Mortgage Finance, Inc.	2006	$410,000	$1,203,190	$161,846	$8,800	$1,783,836

Dennis M. Seremet	2008	$475,000	$1,354,216	—	$7,400	$1,836,616
Principal Financial Officer	2007	$430,000	$49,796	—	$7,250	$487,046
	2006	$430,000	$1,311,576	—	$9,300	$1,750,876

Robert W. Henley	2008	$220,000	$406,156	—	$6,600	$632,756
Principal Accounting Officer	2007	$187,000	$(65,340)	—	$5,610	$127,270
	2006	$187,000	$255,932	—	$8,800	$451,732

(1)	The amounts disclosed represent the stock option compensation expense that we recognized in our financial statements for each of the named executive officers during 2008, 2007 and 2006 in accordance with SFAS123(R), disregarding any estimate of forfeitures relating to service-based vesting conditions. The total charge includes stock option grants issued to each of the named executive officers on May 3, 2001 and May 26, 2005, stock option grants issued on July 1, 2005 to Mr. Seremet and Mr. Henley, and stock options granted to Mssrs. Saville, Inman, Seremet and Henley on January 3, 2008 (see the 2008 Grants of Plan-Based Award Table following).

•	For the May 3, 2001 stock option grants, the fair value valuation assumptions are as follows: i) the estimated option life is 10 years, ii) the risk free interest rate was 5.5% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the expected volatility equals 42.4%, and iv) the estimated dividend yield is 0%.

•	For the May 26, 2005 stock option grants, the fair value valuation assumptions are as follows: i) the tranche-weighted estimated option life is 8.8 years, ii) the risk free interest rate was 4.0% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the expected volatility equals 34%, and iv) the estimated dividend yield is 0%.

•	For the July 1, 2005 stock option grants, the fair value valuation assumptions are as follows: i) the tranche-weighted estimated option life is 8.8 years, ii) the risk free interest rate was 4.1% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 34%, and iv) the estimated dividend yield is 0%.

•	For the January 3, 2008 stock option grants, the fair value valuation assumptions are as follows: i) the estimated option life is 3.9 years, ii) the risk free interest rate was 2.7% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the expected volatility equals 33.9%, and iv) the estimated dividend yield is 0%.

The stock options issued to each of the named executive officers on May 26, 2005 and the stock options issued to Mssrs. Seremet and Henley on July 1, 2005 were issued pursuant to performance-based criteria with vesting based on growth in diluted earnings per share (the “EPS Target”). Each of these grants expired unexercised on December 31, 2008 because NVR did not achieve the EPS Target. NVR had made the determination in 2007 that it was improbable that we would achieve the EPS Target, and thus, pursuant to accounting requirements, during 2007 we reversed all of the compensation expense recognized in prior years related to these grants and ceased the recognition of compensation expense from the determination date. The amounts in the above table for 2007 include the following:

		Expense
	Expense	Reversal
	Related to	Related to
	May 3,	May 26 and
	2001	July 1, 2005
Name	Grant	Grants	Total
Dwight C. Schar	$5,445,486	$(1,306,260)	$4,139,226
Paul C. Saville	$2,042,057	$(1,306,260)	$735,797
William J. Inman	$680,686	$(522,504)	$158,182
Dennis M. Seremet	$680,686	$(630,890)	$49,796
Robert W. Henley	$95,296	$(160,636)	$(65,340)

(2)	The “all other compensation” only includes amounts contributed by us on the named executive officers behalf to our Employee Stock Ownership Plan (“ESOP”), which is a defined contribution plan, for the respective plan year, and where applicable, a $500 matching contribution made by us pursuant to our 401(K) plan.
2008 Grants of Plan-Based Awards

				All Other
				Option
				Awards:
				Number of	Exercise or	Closing
		Estimated Future Payouts Under		Securities	Base price	Price on	Grant Date
		Non-Equity Incentive Plan Awards		Underlying	of Option	Date of	Fair Value on
		($)		Options (#)	Awards	Grant	Date of Grant
	Grant
Name	Date	Target	Maximum
Dwight C. Schar (1)	01/03/08	—	—	—	—	—	—
Dwight C. Schar (1)	05/28/08	$0	$0	—	—	—	—
Paul C. Saville (2)	01/03/08	—	—	25,000	$515.05	$515.70	$3,885,750
Paul C. Saville (3)	05/28/08	$800,000	$800,000	—	—	—	—
William J. Inman (2)	01/03/08	—	—	9,000	$515.05	$515.70	$1,398,870
William J. Inman (3)	05/28/08	$430,000	$430,000	—	—	—	—
Dennis M. Seremet (2)	01/03/08	—	—	13,000	$515.05	$515.70	$2,020,590
Dennis M. Seremet (3)	05/28/08	$475,000	$475,000	—	—	—	—
Robert W. Henley (2)	01/03/08	—	—	6,000	$515.05	$515.70	$932,580
Robert W. Henley (3)	05/28/08	$220,000	$220,000	—	—	—	—

(1)	At Mr. Schar’s request, he did not participate in the annual bonus plan in 2008, and further, he specifically declined to receive a grant of stock options on January 3, 2008.

(2)	These options were granted on January 3, 2008, the date that our Compensation Committee met to grant the options. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. Pursuant to the 2000 Stock Option Plan from which these grants were issued, market value is defined as the closing price of the underlying stock on the trading day immediately preceding the date of grant. See the Fixed Price Stock Option section in our Compensation Discussion and Analysis above and the Narrative Disclosure to Summary Compensation and Grants of Plan-based Awards Tables below.

(3)	Amounts pertain to our 2008 annual bonus plan. See the Annual Cash Bonus section in our Compensation Discussion and Analysis above and the Narrative Disclosure to Summary Compensation and Grants of Plan-based Awards Tables below.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables
Employment Agreements
     We have entered into employment agreements with each of our named executive officers, except Mr. Henley. The agreements were entered into on July 1, 2005, and continue through January 1, 2011. As discussed above in our Compensation Discussion and Analysis, Mr. Schar’s agreement was amended on December 21, 2006, November 6, 2007 and November 6, 2008 to reduce his salary and bonus opportunity to $0 for 2007, 2008 and 2009, respectively. Each of the named executive officers’ employment agreements were amended effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code relative to deferred compensation. Any of the agreements can be extended if both the executive and NVR mutually agree to extend the term. The full agreements were filed as exhibits 10.1, 10.2, 10.3, and 10.4 to a Form 8-K filed with the SEC on June 28, 2005. Mr. Schar’s December 21, 2006 amendment was filed as exhibit 10.1 to a Form 8-K filed with the SEC on December 22, 2006, his November 6, 2007 amendment was filed as exhibit 10.1 to a Form 8-K filed with the SEC on November 7, 2007, and his November 6, 2008 amendment was filed as exhibit 10.1 to a form 8-K filed with the SEC on November 10, 2008. The amendments that conformed the agreements to Section 409A were filed as exhibits 10.37, 10.38, 10.39 and 10.40 to our 2008 Form 10K filed with the SEC on February 25, 2009. The four Forms 8-K and the 2008 Form 10-K can be found on the SEC’s website at www.sec.gov.
     Other than the applicable named executive officers’ titles, minimum base salary amounts and NVR stock holding requirements, the material terms in each agreement are essentially the same and cover:
•	Minimum base salaries:

• Mr. Schar	$1,500,000	(a)
• Mr. Saville	$650,000
• Mr. Inman	$390,000
• Mr. Seremet	$400,000

(a)	Effective January 1, 2006, Mr. Schar requested, and the Compensation Committee granted, a $500,000 reduction to his annual base salary to reflect his changed duties after the successful transition of his CEO responsibilities to Mr. Saville. As discussed above, we amended Mr. Schar’s employment agreement four separate times at his request to permanently reduce his base salary to $1,500,000 in 2006 and to reduce his 2007, 2008 and 2009 salary and bonus opportunity to $0. For all other computational purposes in his employment agreement, i.e., his stock holding requirement and severance benefits, the $1,500,000 minimum base salary specified in the amendment is used. Effective February 4, 2009, Mr. Schar relinquished his executive officer title but remains the Chairman of the Board, and will be paid Board fees as described in the footnotes to the 2008 Directors Compensation Table;
•	Annual bonus eligibility up to 100% of base salary based on criteria determined by our Compensation Committee (see Compensation Discussion and Analysis — Annual Cash Bonus above);

•	Eligibility to participate in our benefit plans at identical participation costs offered to all of our employees eligible to participate in those plans;

•	Eligibility to have reasonable business expenses reimbursed, subject to reimbursement policies to which all of our employees are subject equally;

•	The requirement of a continuous NVR stock holding requirement, as set forth under the Stock Ownership Guidelines section of the Compensation Discussion and Analysis above;

•	Severance payments due under various termination scenarios (see Potential Payments Upon Termination or Change of Control below for additional information);

•	Covenants for the applicable named executive officers not to compete with us (see Potential Payments Upon Termination or Change of Control below for additional information); and

•	Extension of our indemnification to the executives during the performance of their duties to the fullest extent permitted by the laws of the Commonwealth of Virginia.
2008, 2007 and 2006 Compensation
     For Mssrs. Saville, Seremet and Henley, all of the cash compensation paid was in the form of base salary during 2008, 2007 and 2006. As noted above in the Compensation Discussion and Analysis — Base Salary discussion, Mssrs. Seremet, Henley and Inman received salary increases in 2008 from 2007 levels. Mr. Schar voluntarily elected to forgo his salary in 2008 and 2007 after reducing his salary in 2006 by $500,000 to $1,500,000, and Mr. Saville has not received a salary increase since the beginning of 2006.
     For a discussion of the general terms and objectives behind our 2008 annual cash bonus plan, see Compensation Discussion and Analysis — Annual Cash Bonus above. With respect to the specific performance targets established under the 2008 annual bonus plan, the consolidated pre-tax profit target at which 100% of the annual bonus was earned was $417,255,000, and the 80% threshold at which the annual bonus was to be ratably earned was $333,804,000. Our actual 2008 consolidated pre-tax profit was $228,646,000, which was below the threshold. The 2008 new orders target (net of cancellations) for Mssrs. Saville, Seremet and Henley was 10,000 units, with the 85% threshold being 8,500 units. Our actual 2008 new orders were 8,760 units, resulting in 17.3% of this portion being attained. In the aggregate, Mssrs. Saville, Seremet and Henley earned 3.4% of their maximum bonus, calculated as follows: (80% x 0%) + (20% x 17.3%). However, Mssrs. Saville, Seremet and Henley recommended to the Compensation Committee that no bonuses be paid to them for 2008, which the Committee approved.

     With respect to Mr. Inman’s 2008 annual bonus, the 2008 mortgage banking operation’s pre-tax profit target at which 100% of the annual bonus was earned was $35,151,000, and the 80% threshold at which the annual bonus was to be ratably earned was $28,120,800. The actual 2008 mortgage banking operation’s pre-tax profit was $36,255,347, resulting in 100% being earned for the 55% portion of Mr. Inman’s mortgage banking operation pre-tax profit award. The 2008 target mortgage banking operation’s return on invested capital at which 100% of the annual bonus was earned was 102.9%, and the 80% threshold at which the annual bonus was to be ratably earned was 82.3%. The actual 2008 mortgage banking operation’s return on invested capital was 86.1%, resulting in 18.5% being earned for the 25% portion of Mr. Inman’s mortgage banking operation return on invested capital award. Mr. Inman also earned 17.3% of the 20% portion of his annual bonus award measured on new orders (net of cancellations). In the aggregate, Mr. Inman earned 63.1% of his base annual salary, or $271,326 calculated as follows: $430,000 x [(55% x 100%) + (25% x 18.5%) + (20% x 17.3%)]. However, Mr. Inman recommended to the Compensation Committee that no bonuses be paid to him for 2008, which the Committee approved.
     During 2008, Mssrs. Saville, Seremet, Inman and Henley were granted 25,000, 13,000, 9,000 and 6,000 fixed-price stock options, respectively. See Compensation Discussion and Analysis — Fixed Price Stock Options section for a discussion of how the grants were determined, and for further information see also footnote (1) to the 2008 Summary Compensation Table, footnote (2) to the 2008 Grant of Plan-Based Awards Table, and footnote (c) to the Outstanding Equity Awards at December 31, 2008 Table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	(#)	(#)	Unearned	Price	Expiration
Name	Exercisable	Unexercisable	Options (#)	($)	Date
Dwight C. Schar:
2000 Option Plan (a)	100,000	100,000	—	$189.00	05/02/11
Paul C. Saville:
1998 Option Plan (b)	10,301	—	—	$47.625	05/25/09
2000 Option Plan (a)	112,500	37,500	—	$189.00	05/02/11
2000 Option Plan (c)	—	25,000	—	$515.05	01/02/18
William J. Inman:
2000 Option Plan (a)	12,500	12,500	—	$189.00	05/02/11
2000 Option Plan (c)	—	9,000	—	$515.05	01/02/18
Dennis M. Seremet:
2000 Option Plan (a)	12,500	12,500	—	$189.00	05/02/11
2000 Option Plan (c)	—	13,000	—	$515.05	01/02/18
Robert W. Henley:
2000 Option Plan (a)	3,500	1,750	—	$189.00	05/02/11
2000 Option Plan (c)	—	6,000	—	$515.05	01/02/18

(a)	These options were granted on May 3, 2001. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Twenty-five percent of the options vest on each of December 31, 2006, 2007, 2008 and 2009, with vesting based solely upon continued service in the capacity in which the grants were issued.

(b)	These options were granted on May 26, 1999 and are fully-vested. The exercise price of the options was equal to the market value of the underlying stock on the date of grant.

(c)	These options were granted on January 3, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of the respective grants. The options vest on December 31, 2010, with vesting based solely on continued service in the capacity in which the grants were issued.
* * * * *
2008 OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of
	Shares	Value Realized
	Acquired	on
	on	Exercise
Name	Exercise (#)	($) (1)
Dwight C. Schar	100,000	$41,190,000
Paul C. Saville	62,199	$30,347,363
William J. Inman	12,500	$5,175,625
Dennis M. Seremet	32,000	$13,818,713
Robert W. Henley	—	—

(1)	The value realized is calculated based on the difference between the market price of NVR common stock on the date of exercise and the respective exercise price, multiplied by the number of shares exercised.

2008 NON-QUALIFIED DEFERRED COMPENSATION TABLE

	Executive		Aggregate
	Contributions	Registrant	Earnings	Aggregate	Aggregate
	in	Contributions	(Loss) in Last	Withdrawals/	Balance at Last
	Last FY	in Last FY	FY	Distributions	FYE
Name	($)	($)	($) (a)	($)	($)
Dwight C. Schar:
Plan 1 (b)	—	—	$(16,440,265)	—	$110,710,431
Plan 2 (c)	—	—	$(339,640)	—	$2,287,336
Paul C. Saville:
Plan 1 (d)	—	—	$(7,173,573)	—	$48,309,119
Plan 2 (e)	—	—	$(52,625)	—	$354,391
William J. Inman:
Plan 1 (f)	—	—	$(5,852,516)	—	$39,412,700
Dennis M. Seremet:
Plan 1 (g)	—	—	$(2,745,704)	—	$18,490,444
Robert W. Henley	—	—	—	—	—

(a)	Represents unrealized earnings/(losses) of the market value of the NVR common stock held in the respective officer’s deferred compensation account. We have never paid dividends.

(b)	Mr. Schar deferred a total of $30,171,848 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(c)	Mr. Schar deferred a total of $3,476,520 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(d)	Mr. Saville deferred a total of $15,995,411 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(e)	Mr. Saville deferred a total of $600,000 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(f)	Mr. Inman deferred a total of $12,274,639 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.

(g)	Mr. Seremet deferred a total of $7,334,970 of earned compensation, all of which was previously reported by us in prior years’ Summary Compensation Tables within our proxy statements.
Narrative to the 2008 Non-Qualified Deferred Compensation Table
     We have two deferred compensation plans, which we refer to as plans 1 and 2, respectively, for purposes of this discussion. Plan 1, which we adopted on December 15, 1999, was closed for new contributions effective December 31, 2004. Each of the named executive officers, solely at their election, may defer 100% of any earned salary or bonus into plan 2, which we adopted December 15, 2005. Stock option gains are prohibited by law from being deferred.
     Amounts deferred are invested in a fixed number of shares of our common stock, which is purchased on the open market at fair market value. This is the only investment choice for the named executive officers. All amounts placed in the deferred compensation plan are amounts already due to the named executive officer; we do not make employer contributions to their accounts. Further, earnings on deferred amounts solely represent appreciation/(depreciation) of the market value of the NVR shares of common stock held. We do not provide for a minimum return or guarantee a minimum payout amount. These are “at risk” investments. The shares of our common stock held in each named executive officer’s account are distributed to the named executive officer upon expiration of the deferral period. The deferral period expires for Plan 1 at the named executive officer’s termination of employment, and expires for Plan 2 six months after the named executive officer’s termination of employment.

NARRATIVE DISCLOSURES OF TERMINATION AND CHANGE OF CONTROL PAYMENTS
     Our named executive officers are eligible to receive certain termination and/or change in control payments and acceleration rights under certain of the compensation arrangements that they hold with us. These payments and acceleration rights are contained within the executive officers’ employment agreements, employee stock option agreements and deferred compensation plan agreements.
Employment Agreements
     As noted in the Narrative Disclosure to the Summary Compensation Table, we employ Mssrs. Saville, Inman and Seremet pursuant to employment agreements (Mr. Schar was employed under an employment agreement prior to February 4, 2009, the date upon which he relinquished his executive officer title, and Mr. Henley does not have an employment agreement with us). The agreements cover the additional payments that would be due to these individuals in the following termination scenarios: 1) death, 2) disability, 3) retirement, 4) cause, 5) without cause, 6) voluntary, 7) voluntary within one year after a change in control, and 8) voluntary upon the election or appointment of a new Chairman and/or CEO accompanied by a change in business philosophy. The terms are identical in each of the agreements.
     As noted above, Mr. Schar amended his employment agreement on November 6, 2007 to forgo his 2008 salary and 2008 bonus opportunity, and amended the agreement again on November 6, 2008 to forgo his 2009 salary and bonus opportunity. The amendments specified that for purposes of calculating any severance benefits under the employment agreement that Mr. Schar would be deemed to have a $1,500,000 annual salary. While Mr. Schar is included in each of the tables below, effective February 4, 2009, Mr. Schar relinquished his executive officer title, and thus will be paid a retirement separation benefit equal to one times his annual salary plus one month of assumed maximum bonus of 100% of his annual base salary, the total of which equals $1,625,000.
     Severance payments under the various terminations scenarios are summarized below.
Termination Events
•	Death or Disability. The applicable named executive officer is entitled to receive in a lump sum two months of his then annual base salary and accrued pro-rated annual bonus, assuming that the maximum of 100% of base salary is earned for the period ending on the last calendar day of the second calendar month following the month in which the death or disability occurred. Assuming a December 31, 2008 termination event for death or disability, payments would be as follows:

Name	Salary Due	Bonus Due	Total Due
Dwight C. Schar	$250,000	$250,000	$500,000
Paul C. Saville	$133,333	$133,333	$266,666
William J. Inman	$71,667	$71,667	$143,333
Dennis M. Seremet	$79,167	$79,167	$158,333

•	Retirement. Upon retirement, the applicable named executive officer is entitled to receive, in 12 monthly installments beginning six months from the date of termination, an amount equal to 100% of his then annual base salary and any accrued pro-rated annual bonus, assuming that the maximum of 100% of base salary is earned and the annual bonus being paid at the same time that all of our other employees are paid their annual bonus. Assuming a December 31, 2008 termination event in connection with retirement, payments would be as follows:

Name	Salary Due	Bonus Due	Total Due
Dwight C. Schar	$1,500,000	$1,500,000	$3,000,000
Paul C. Saville	$800,000	$800,000	$1,600,000
William J. Inman	$430,000	$430,000	$860,000
Dennis M. Seremet	$475,000	$475,000	$950,000
•	Cause. The applicable named executive officers are not entitled to receive any payments after the date of termination for cause. Termination for “cause” is a termination due to:
•	the officer being convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months;

•	gross misconduct in connection with the performance of his duties as described within the employment agreement; or

•	the officer materially breaching affirmative or negative covenants or undertakings described in the employment agreement, such as the agreement’s non-compete provisions.
•	Without cause. The applicable named executive officer is entitled to receive, in 12 monthly installments beginning six months from the date of termination, an amount equal to 200% of his then annual base salary. In addition, we would provide the executive with up to $60,000 of outplacement services. Assuming a December 31, 2008 termination event without cause, payments would be as follows:

	Salary	Outplacement	Total
Name	Due	Due	Due
Dwight C. Schar	$3,000,000	$60,000	$3,060,000
Paul C. Saville	$1,600,000	$60,000	$1,660,000
William J. Inman	$860,000	$60,000	$920,000
Dennis M. Seremet	$950,000	$60,000	$1,010,000
•	Voluntary. The applicable named executive officer is not entitled to receive any payments after the date of termination.
•	Voluntary within one year after a change in control. The applicable named executive officer is entitled to receive, in 12 monthly installments beginning six months from the date of termination, an amount equal to 200% of his then annual base salary, and accrued pro-rated annual bonus under the assumption that 100% of the target bonus would have been paid for that year. A change of control means i) any person or group acquires 20% or more of our stock, ii) substantially all of our assets are sold to another party, iii) we are liquidated or dissolved, or adopt a plan to do so, or iv) we are merged into another entity or we are taken private, and the executive officer experiences a significant reduction in responsibilities. Assuming a December 31, 2008 termination event in connection with a change in control, payments would be as follows:

Name	Salary Due	Bonus Due	Total Due
Dwight C. Schar	$3,000,000	$1,500,000	$4,500,000
Paul C. Saville	$1,600,000	$800,000	$2,400,000
William J. Inman	$860,000	$430,000	$1,290,000
Dennis M. Seremet	$950,000	$475,000	$1,425,000

•	Voluntary termination upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer. The applicable named executive officer is not entitled to receive any payments after the date of termination.
Conditions to Receipt of Payment
     The covenants within the employment agreements include non-compete provisions, including the prohibition from:
•	engaging, on the individual’s or another entity’s behalf in the homebuilding or mortgage businesses as an employee, greater than 1% owner, manager or otherwise;

•	inducing or attempting to induce any customers or potential customers from conducting business with us;

•	hiring or attempting to hire our employees; or

•	utilizing the services of or trying to acquire land, goods or services from, any of our developers or subcontractors.
     The periods that the non-compete provisions cover are as follows:
•	During their term of employment with us, the named executive officers are bound by the non-compete covenants at all times.

•	For two years after termination, the named executive officer is bound by the non-compete covenants if the termination was voluntary, due to retirement, for cause, or without cause.

•	The named executive officer is not bound by the non-compete covenants after their termination date if the termination was voluntary within one year after a change in control, or voluntary upon the election or appointment, as applicable, of a new Chairman and/or Chief Executive Officer.
Stock Option Agreements
     Each option agreement provides for the acceleration of vesting of all unvested options if we experience a “change in control” (as defined below). See Compensation Discussion and Analysis — Fixed Price Stock Options above. The accelerated vesting is based on a single trigger, meaning that the named executive officer does not need to terminate employment to receive the acceleration right. The “change of control” provisions within the named executive officers’ agreements are identical to the “change of control” provisions within the agreements for all other participants of the respective stock option plans. Generally, the “change of control” provision is triggered upon:
•	our merger, consolidation, reorganization or other business combination with one or more other entities in which we are not the surviving entity;

•	our selling substantially all of our assets to another entity; or

•	our experiencing any transaction resulting in any person or entity owning 20% or more of the total number of our voting shares, or any person commencing a tender or exchange offer to acquire beneficial ownership of 20% or more of the total number of our voting shares.

     Assuming we experienced a change in control on December 31, 2008, the market value realized on the accelerated stock options for each of the named executive officers would be as follows:

			Market Price
			of NVR		Market
	Number of	Option	Common	Per Share	Value
	Options	Exercise	Stock at	Intrinsic Value	Realized on
	Accelerated	Price	12/31/08	at 12/31/08	Acceleration
Name	(#)	($)	($)	($)	($)
Dwight C. Schar:
2000 Option Plan	100,000	$189.00	$456.25	$267.25	$26,725,000

Total					$26,725,000
Paul C. Saville:
2000 Option Plan	37,500	$189.00	$456.25	$267.25	$10,021,875
2000 Option Plan	25,000	$515.05	$456.25	$(58.80)	—

Total					$10,021,875
William J. Inman:
2000 Option Plan	12,500	$189.00	$456.25	$267.25	$3,340,625
2000 Option Plan	9,000	$515.05	$456.25	$(58.80)	—

Total					$3,340,625
Dennis M. Seremet:
2000 Option Plan	12,500	$189.00	$456.25	$267.25	$3,340,625
2000 Option Plan	13,000	$515.05	$456.25	$(58.80)	—

Total					$3,340,625
Robert W. Henley:
2000 Option Plan	1,750	$189.00	$456.25	$267.25	$467,688
2000 Option Plan	6,000	$515.05	$456.25	$(58.80)	—

Total					$467,688
Deferred Compensation Plans
     Under the deferred compensation plans (see the Non-Qualified Deferred Compensation Table above for more information on these plans), each named executive officer receives a lump sum distribution immediately if we experience a “change in control”, rather than receiving their account balance at separation of service. The “change of control” provisions within the deferred compensation plans are equally applicable to all participants within the plans.
•	Plan 1. Generally, the “change of control” provision is the same as the “change in control” provision set forth in our stock option agreements, as summarized above.

•	Plan 2. Generally, the “change of control” provision is triggered if (i) we experience any transaction resulting in any person or entity owning 50% or more of the total fair market value or total voting power of our shares, (ii) we experience any transaction resulting in any person or entity acquiring 35% or more of the total fair market value or total voting power of our shares during a 12-month period, (iii) a majority of our board of directors is replaced during any 12-month period by new directors not endorsed by a majority of our board of directors who were on our board immediately preceding the new appointments or elections, or (iv) we sell to another entity our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of our total assets.
     Assuming a change in control under the deferred compensation plans at December 31, 2008, the market value of the accelerated account balances is presented in the Non-Qualified Deferred Compensation Plans Table above.

2008 DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)(3)	($) (4) (5)	($)
Dwight C. Schar (1)	—	—	—
C. E. Andrews	$31,733	$35,401	$67,134
C. Scott Bartlett, Jr.	$50,000	$276,047	$326,047
Robert C. Butler	$53,200	$547,309	$600,509
Timothy M. Donahue	$50,000	$44,614	$94,614
Alfred E. Festa	$2,167	$12,478	$14,644
Manuel H. Johnson	$63,200	$276,047	$339,247
William A. Moran	$35,600	$276,047	$311,647
David A. Preiser	$53,200	$276,047	$329,247
W. Grady Rosier	$2,167	$12,478	$14,644
George E. Slye (2)	$21,000	$276,047	$297,047
John M. Toups	$48,400	$276,047	$324,447
Paul W. Whetsell	$48,400	$44,614	$93,014

(1)	For 2008, Mr. Schar, who was our Executive Chairman and who was also one of our named executive officers, received no additional compensation for his service as a director. His compensation as a named executive officer is disclosed above in the 2008 Summary Compensation Table. Effective February 4, 2009, Mr. Schar relinquished his executive officer title but will continue to serve as the Chairman of the Board, and will be paid the same fees as our other non-management directors.

(2)	Mr. Slye’s term as a director expired at the May 2008 Annual Meeting and he did not stand for re-election.

(3)	All non-employee Board members are paid a $26,000 annual retainer. Mr. Johnson, the Audit Committee Chairman, is paid an additional annual retainer of $10,000 for serving in that capacity. Non-employee Board members are paid fees of $1,600 for each Board and Committee meeting attended during 2008. Reasonable incidental travel and out-of-pocket business expenses are reimbursed as incurred in accordance with the policies to which all of our executive officers and employees are subject.

(4)	The amounts disclosed represent the stock option compensation expense that we recognized in our financial statements for each of the Board members during 2008 pursuant to SFAS 123(R), disregarding any estimate of forfeitures relating to service-based vesting conditions. The total charge includes stock option grants issued to Mssrs. Bartlett, Johnson, Moran, Preiser, Slye and Toups on May 3, 2001; a stock option grant issued to Mr. Butler on May 1, 2002; stock option grants issued to Mssrs. Bartlett, Butler, Donahue, Johnson, Moran, Preiser, Toups and Whetsell on January 3, 2008; a stock option grant issued to Mr. Andrews on May 6, 2008; and stock option grants issued to Mssrs. Festa and Rosier on December 1, 2008.
•	For the May 3, 2001 grants, the fair value valuation assumptions are as follows: i) the estimated option life is 10 years, ii) the risk free interest rate was 5.5% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the expected volatility equals 42.4%, and iv) the estimated dividend yield is 0%.

•	For the May 1, 2002 grant, the fair value valuation assumptions are as follows: i) the estimated option life is 10 years, ii) the risk free interest rate was 5.5% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the expected volatility equals 40.7%, and iv) the estimated dividend yield is 0%.

•	For the January 3, 2008 grants, the aggregate grant date fair value of the award, computed in accordance with SFAS 123(R), was $223,072. The fair value valuation assumptions are as follows: i) the estimated tranche-weighted option life is 4.9 years, ii) the tranche-weighted risk free interest rate was 3.1% (based on a U.S. Treasury Strip due in a number of years equal to the stock option term), iii) the tranche-weighted expected volatility equals 32.1%, and iv) the estimated dividend yield is 0%.

•	For the May 6, 2008 grant, the aggregate grant date fair value of the award, computed in accordance with SFAS 123(R), was $224,205. The fair value valuation assumptions are as follows: i) the tranche-weighted estimated option life is 4.6 years, ii) the tranche-weighted risk free interest rate was 3.1% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the tranche-weighted expected volatility equals 34.3%, and iv) the estimated dividend yield is 0%.

•	For the December 1, 2008 grant, the aggregate grant date fair value of the award, computed in accordance with SFAS 123(R), was $212,118. The fair value valuation assumptions are as follows: i) the tranche-weighted estimated option life is 4.0 years, ii) the tranche-weighted risk free interest rate was 1.6% (based on a U.S. Treasury Strip due in a number of years equal to the estimated option life), iii) the tranche-weighted expected volatility equals 36.5%, and iv) the estimated dividend yield is 0%.
The stock option grants issued to Mssrs. Bartlett, Butler, Johnson, Moran, Preiser, Slye and Toups on July 28, 2005, the stock option grant issued to Mr. Donahue on July 1, 2006 and the stock option grant issued to Mr. Whetsell on March 1, 2007, were issued pursuant to performance-based criteria with vesting based on growth in diluted earnings per share (the “EPS Target”). Each of these grants expired unexercised on December 31, 2008 because NVR did not achieve the EPS Target. NVR had made the determination in 2007 that it was improbable that we would achieve the EPS Target, and thus, pursuant to accounting requirements, during 2007 we reversed all of the compensation expense recognized in prior years related to these grants and ceased the recognition of compensation expense from the determination date.
(5)	The following table sets forth the outstanding stock option awards for our directors at December 31, 2008, excluding Mr. Schar’s outstanding grant awards which are disclosed in the above Outstanding Equity Awards at December 31, 2008 Table for the named executive officers:

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	(#)	(#)	Unearned	Price	Expiration
Name	Exercisable	Unexercisable	Options (#)	($)	Date
C. E. Andrews:
1998 Option Plan (a)	—	1,047	—	$637.10	05/05/18
C. Scott Bartlett, Jr.:
2000 Option Plan (b)	9,625	4,250	—	$189.00	05/02/11
1998 Option Plan (c)	—	1,302	—	$515.05	01/02/18
Robert C. Butler:
1998 Option Plan (d)	10,750	4,250	—	$369.75	04/30/12
1998 Option Plan (c)	—	1,302	—	$515.05	01/02/18
Timothy M. Donahue:
1998 Option Plan (c)	—	1,302	—	$515.05	01/02/18
Alfred E. Festa:
1998 Option Plan (e)	—	1,592	—	$434.25	11/30/18
Manuel H. Johnson:
1998 Option Plan (f)	12,500	—	—	$49.06	05/25/09
2000 Option Plan (b)	12,750	4,250	—	$189.00	05/02/11
1998 Option Plan (c)	—	1,302	—	$515.05	01/02/18
William A. Moran:
2000 Option Plan (b)	8,500	4,250	—	$189.00	05/02/11
1998 Option Plan (c)	—	1,302	—	$515.05	01/02/18
David A. Preiser:
2000 Option Plan (b)	7,750	4,250	—	$189.00	05/02/11
1998 Option Plan (c)	—	1,302	—	$515.05	01/02/18
W. Grady Rosier:
1998 Option Plan (e)	—	1,592	—	$434.25	11/30/18
John M. Toups:
1998 Option Plan (f)	12,500	—	—	$49.06	05/25/09
2000 Option Plan (b)	12,750	4,250	—	$189.00	05/02/11
1998 Option Plan (c)	—	1,302	—	$515.05	01/02/18
Paul W. Whetsell:
1998 Option Plan (c)	—	1,302	—	$515.05	01/02/18

(a)	The options were granted on May 6, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Mr. Andrews received a grant of 1,047 options, which vests in one-third increments on each of December 31, 2010, 2011 and 2012, with vesting based solely upon continued services being provided as a director.

(b)	The options were granted on May 3, 2001. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 17,000 options, which vest in 25% increments on each of December 31, 2006, 2007, 2008 and 2009, with vesting solely based upon continued services being provided as a director on the vesting dates.

(c)	The options were granted on January 3, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 1,302 options, which vests in one-third increments on each of December 31, 2010, 2011 and 2012, with vesting based solely upon continued services being provided as a director.

(d)	The options were granted on May 1, 2002. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. Mr. Butler received a grant of 17,000 options, which vest in 25% increments on each of December 31, 2006, 2007, 2008 and 2009, with vesting based solely upon continued services being provided as a director on the vesting dates.

(e)	The options were granted on December 1, 2008. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 1,592 options, which vests in one-third increments on each of December 31, 2010, 2011 and 2012, with vesting based solely upon continued services being provided as a director.

(f)	The options were granted on May 26, 1999. The exercise price of the options was equal to the market value of the underlying stock on the date of grant. The applicable director received a grant of 12,500 options, which vested 25% on each of December 31, 2002, 2003, 2004 and 2005, with vesting based solely upon continued services being provided as a director.
Stock Holding Requirements
     To link the interests of our Board of Directors with our shareholders, we adopted stock ownership guidelines in 2000. These guidelines require the members of our Board of Directors to acquire and continuously hold a specified minimum level of our shares for so long as they serve as directors. Under our holding requirements, Board members must acquire and hold shares with a total fair market value equal to five times the annual board retainer fee, which is $130,000 for all of the Board members, with the exception of Mr. Johnson whose holding requirement is $180,000 due to his higher annual board retainer. Board members must satisfy the holding requirement within three years of first becoming subject to the holding requirements, and at a minimum, have satisfied one-third of the requirement after one year, and two-thirds of the requirement after two years. All members of our Board of Directors are in compliance with our stock ownership guidelines.

Approval of Independent Auditors
(Proposal 2)
     At the Annual Meeting, our Board of Directors will recommend shareholder ratification of the appointment of KPMG LLP as our independent auditor for the year 2009. If the appointment is not ratified, the Board will consider whether it should select another independent auditor. Representatives of KPMG LLP are expected to be present at the meeting to respond to shareholders’ questions and will have an opportunity to make a statement if they so desire.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR”
THE APPROVAL OF KPMG LLP AS NVR’S INDEPENDENT AUDITORS FOR 2009.
DISCLOSURE OF FEES PAID OR INCURRED FOR KPMG LLP DURING THE YEARS ENDED DECEMBER 31:

	2008	2007
Audit fees:
Audit fees and quarterly reviews	$378,915	$396,915
Section 404 internal control audit	242,482	242,482
SEC comment letters and amended filings	—	6,375
Comfort letters and consent	56,000	—
Reimbursable expenses	6,704	2,357

Total audit fees	684,101	681,369

Audit-related fees:
Employee benefit plan audit	37,653	37,653

Tax fees	—	—

All other fees	15,560	—

Total fees	$737,314	$685,782

     The Audit Committee annually evaluates what types of audit and non-audit services (permitted by law) that, subject to certain limits, can be entered into with pre-approval authority granted by the Audit Committee and will grant that authority, if applicable, pursuant to an Audit Committee resolution. For the years 2008 and 2007, under separate authorizations applicable to each respective year, the Audit Committee delegated to our Chairman of the Audit Committee (the “Chairman”), CEO and CFO, together or separately, in our name and on our behalf, the authority, subject to individual cost limits, to engage KPMG LLP to perform 1) accounting guidance and technical assistance for the implementation of newly issued accounting pronouncements and standards, 2) accounting guidance and technical assistance related to the application of existing accounting pronouncements and standards to our transactions, and 3) SEC registration statement comfort letters and consents, together in an aggregate amount for all services not to exceed 50% of the annual audit fee, provided that the Chairman, the CEO and CFO reported any such audit-related or non-audit services to the full Audit Committee at its next regularly scheduled meeting. All fees incurred during 2008 and 2007 were approved directly by our Audit Committee. The 2008 amount for “all other fees” relates to costs incurred for certain litigation support.

SHAREHOLDER PROPOSAL TO IMPOSE A REQUIREMENT THAT
OUR NAMED EXECUTIVE OFFICERS HOLD CERTAIN SHARES
ACQUIRED BY THEM UNDER COMPENSATION PLANS UNTIL TWO
YEARS AFTER TERMINATION
(Proposal 3)
     The following shareholder proposal has been submitted for consideration by the AFL-CIO Reserve Fund (the “Fund”), 815 Sixteenth Street, N.W., Washington, D.C., 20006. The Fund holds 100 shares of NVR common stock. If the Fund, or its representative who is qualified under state law to present the proposal on its behalf, attends the Annual Meeting and presents the proposal, the proposal will be voted upon at the Annual Meeting.
Required Vote
     The number of votes cast for the proposal must exceed the number of votes cast against the proposal for approval of the shareholder proposal.
Shareholder Proposal: The Fund’s shareholder proposal is set forth below:
     Resolved, that the shareholders of NVR, Inc. (the Company”), urge the Board of Directors to adopt a policy requiring the Named Executive Officers (“NEO’s) to retain 75% of the shares acquired through the Company’s compensation plans, excluding tax-deferred retirement plans, for two years from the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the adoption of this policy before the Company’s 2010 annual meeting. The policy should prohibit hedging techniques that offset the risk of losses to executives. This policy shall apply only to awards made under future plans and compensation agreements pursuant to such plans.
Supporting Statement:
     Equity-based compensation is an important component of the senior executive compensation program at our Company. According to the Company’s 2008 Proxy Statement, of the $6.9 million in 2007 compensation to the five NEO’s, $5 million or 73% came from stock options.
     Requiring senior executives to hold a significant portion of the shares acquired through the Company’s compensation plans for at least two years after their termination of employment would tie their economic interests to the long-term success of the Company. It would also motivate them to focus on the Company’s long-term business objectives and better align their interest with that of the shareholders. The absence of such a requirement may enable these executives to unduly focus their decisions and actions towards generating short-term financial results at the expense of the Company’s long-term success. The current financial crisis has made it imperative for companies to reconsider and reshape executive compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation.
     Several well-regarded business organizations support the “hold past retirement” policies. The Aspen Principles, endorsed by the Chamber of Commerce, Business Roundtable, and the Council of Institutional Investors, recommend that “senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.”

     Further, a 2002 report by the Conference Board endorsed a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”
     Our company requires the NEO’s to hold NVR stock with a market value of four to eight times their respective base salaries and does not have a post-employment retention requirement. A post-employment retention requirement that is linked to the amount of compensation and the total shares issued to the NEO’s will ensure they share in both the upside and downside risk of their actions taken while at the Company. We urge shareholders to vote for this proposal.
Our Response to the Fund’s Proposal:
     Our Board and Compensation Committee share the Fund’s view that a substantial portion of NEO compensation should be aligned with the creation of shareholder value. The concept of having our NEOs share the risks and rewards of long-term stock ownership has been a basic building block of our compensation structure since NVR was formed in 1993 and is reflected in our stock option plans, our deferred compensation plans and our continuous NVR stock ownership requirements. Each of these elements of our compensation program is structured to motivate our NEOs to make business decisions based on the long-term interests of stockholders. We believe that these elements of our compensation structure already “discourage excessive risk-taking and promote long-term, sustainable value creation,” and therefore believe that the Fund’s proposal is unnecessary and redundant. Furthermore, we believe that a compensation policy that imposes an ownership requirement that extends beyond the NEOs employment, when the executive is no longer in a position to influence the Company’s direction and future, would not serve the purposes of our compensation program and would unduly interfere in former employees’ retirement and estate planning. Also, a policy requiring that 75% of all equity compensation be held would lead to an inherent tax disadvantage to our NEOS because they would be required to use other funds to satisfy the personal tax obligations that arise from such compensation. Finally, the Fund’s policy, if approved, could limit our ability to attract the best talent to work at our company. Our Board therefore unanimously recommends that you vote “AGAINST” this proposal.
Long-term Fixed-priced Stock Options
     As discussed in greater detail above in the Compensation Discussion and Analysis, the nature of the home-building business requires that we develop plans and projects that extend over lengthy time periods and that we manage the business through long-term economic cycles. Therefore, we believe that the bulk of our NEO’s compensation should be predicated upon our long-term results of operations, and not on short-term quarterly or annual measures. We do this by limiting short-term cash compensation opportunities and emphasizing long-term earning opportunities through equity-based compensation, primarily in the form of fixed-priced stock options that become exercisable, or “vest,” only if the NEO remains employed by us over a long period of time, and that provide value to the NEO only if the price of our common stock increases over that time period.

     None of the options granted under any of our four most recently approved equity plans provided for vesting to any extent until at least
4 1/2 years from the grant date. The average length of time for full vesting of these stock options was 7 1/2 years from the date of grant. The following table shows the long period of time that an NEO must hold an option before it may be exercised:

Total Time From
Option	Date of Grant	Date Vesting	Date Vesting	Grant Date Until Full
Plan:	to the NEO’s	Begins	Ends	Vesting
1996 Plan	5/30/1996	1/1/2000	12/31/2002	6 years and 7 months
1998 Plan	5/26/1999	1/1/2003	12/31/2005	6 years and 7 months
2000 Plan	5/03/2001	1/1/2006	12/31/2009	8 years and 8 months
2005 Plan*	5/26/2005	1/1/2010	12/31/2013	8 years and 7 months

*	These options expired unexercised on December 31, 2008 because the performance metric upon which vesting was conditioned was not met.
     The above table readily demonstrates that our stock option plans, which are the single largest portion of potential NEO compensation, embrace a long-term focus on increases in shareholder value.
Deferred Compensation Plans
     We have established deferred compensation plans under which any cash compensation earned by an NEO but deferred pursuant to the plan must be invested in shares of our common stock at current market prices. In the past, we required that our NEOs defer certain cash-based, long-term incentives that were earned by them. Currently, NEOs may, but are not required to, defer their salary and any earned annual bonus into our deferred compensation plan. We do not make employer contributions to their accounts. Through December 31, 2008, our NEO’s have deferred into our deferred compensation plans earned cash compensation of approximately $69.9 million. These deferred amounts had a market value at December 31, 2008 of approximately $219.6 million, reflecting the increase in value of our common stock over the deferral periods. NEOs may not withdraw their deferred amounts until they have retired from or otherwise terminated service with the Company.
     Earnings on deferred amounts represent appreciation or depreciation in the market value of the NVR common stock held for an NEO’s account. We do not provide for a minimum return or guarantee a minimum payout amount. Deferred amounts are “at risk” investments of cash already earned by the NEO. Deferred amounts remain at-risk until the NEO terminates employment. We believe these features of our deferred compensation plans, together with the requirement that all deferred amounts be invested in our common stock, already ensure that NEOs are focused on our long-term success and have a long-term investment in our common stock.

NVR Stock Ownership Requirements
     The Fund’s supporting statement recognizes that we have had in place since 2000 a policy requiring that our NEO’s continuously hold from 4 to 8 times their annual base salary in NVR common stock. The Fund asserts that this policy is insufficient because it does not continue post-employment. However, the aggregate dollar value of this mandatory holding requirement, approximately $23.9 million, is a meaningful level of investment by our NEO’s and continues for the duration of their employment, which for our NEOs has historically been a long period of time. Because this holding requirement must be met for the entire employment period, NEOs have little if any incentive to focus on short-term results to the detriment of the value of our common stock, especially considering that their annual cash bonus opportunity generally represents a much smaller amount than the value of the stock they are required to hold. The minimum value of our common stock that each of our NEOs was required to hold as of December 31, 2008 was as follows:

			Dollar Holding
Name	Base Salary	Factor	Requirement
Dwight C. Schar	$1,500,000	8	$12,000,000
Paul C. Saville	$800,000	8	$6,400,000
William J. Inman	$430,000	4	$1,720,000
Dennis M. Seremet	$475,000	6	$2,850,000
Robert W. Henley	$220,000	4	$880,000
     Cash Compensation
     Implementation of a requirement that NEOs continue to hold 75% of all equity awards would strain the Company’s program and philosophy for paying cash compensation. Stock options and some other forms of equity awards are, in our view, earned compensation, and serve to reduce the amount of compensation the Company might otherwise have to pay to the executive in cash. If NEOs are unable to sell some of their equity to pay for their personal expenses, the Company might have to increase cash compensation to the detriment of our “pay for performance” philosophy and increasing the cost of our compensation program. In addition, because an NEO must pay withholding taxes upon the exercise of an option, the Funds’ Proposal would require our NEOs to come out of pocket to pay a substantial portion of those taxes, because they would be unable to sell stock to pay the taxes.
Conclusion:
     As the above discussion illustrates, we already emphasize, and have emphasized for many years, a compensation structure that places a substantial portion of our NEO’s compensation at risk in the form of ownership interests in our common stock over a long-term time horizon. The success of that structure is demonstrated by the fact that, for the 10 years ended December 31, 2008, the compound annual growth rate of our total shareholder return of 25.3% outperformed 488 of the 500 companies included in the S&P 500 Index. We do not see a benefit in restricting our retired NEOs access to earned compensation for a period of two years after retirement, when the NEO has no ability to influence the results, direction or operating strategy of our company.
     In our view, our current compensation structure already achieves the fundamental objective of the Fund’s proposal. It has proven to be the right compensation strategy for a highly cyclical business. In the midst of the worst homebuilding market since post-World War II, we have continued to operate profitably, distinguishing ourselves as the only public homebuilder to remain profitable at this point in the cycle. Accordingly, the Board unanimously recommends that shareholders vote against the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING
“AGAINST” THE SHAREHOLDER PROPOSAL.

Shareholder Proposals
     Shareholder proposals that are intended by a shareholder to be included in our proxy statement for our next annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission must be received in the office of NVR’s Secretary no later than November 20, 2009. Shareholder proposals that are not submitted for inclusion in our proxy statement pursuant to Rule 14a-8, but that one or more shareholders intend to propose for consideration at our next annual meeting, must be submitted to the office of NVR’s Secretary no earlier than November 20, 2009 and no later than December 20, 2009 and must otherwise comply with the conditions set forth in Section 2.04 of our bylaws (or, the case of director nominations, Section 3.03 of our bylaws). Any shareholder proposal that is not submitted within the applicable time frame will not be eligible for presentation or consideration at the next annual meeting.
Other Matters
     Management knows of no other business to be presented for action at the Annual Meeting, other than those items listed in the notice of the Annual Meeting referred to herein. If any other business should properly come before the Annual Meeting, or any adjournment thereof, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.
     Our Annual Report on Form 10-K for 2008, including consolidated financial statements and other information, accompanies this Proxy Statement but does not form a part of the proxy soliciting material. A complete list of the shareholders of record entitled to vote at our Annual Meeting will be open and available for examination by any shareholder, for any purpose germane to the Annual Meeting, between 9:00 a.m. and 5:00 p.m. at our offices at 11700 Plaza America Drive, Suite 500, Reston, Virginia 20190, from April 21, 2009 through May 4, 2009 and at the time and place of the Annual Meeting.
     Copies of our most recent Annual Report on Form 10-K, including the financial statements and schedules thereto, which we are required to file with the SEC, and any of our corporate governance documents, will be provided in print without charge upon the written request of any shareholder. Such requests may be sent to Investor Relations, NVR, Inc., 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190. Our SEC filings are also available to the public from our website at http://www.nvrinc.com, and the SEC’s website at http://www.sec.gov.

By Order of the Board of Directors,

James M. Sack
Secretary and General Counsel
Reston, Virginia
March 20, 2009

Appendix A
NVR, Inc.
Nominating Committee Policies and Procedures for the Consideration of
Board of Director Candidates
The following amended and restated policies and procedures were adopted by the NVR, Inc. (the “Company”) Nominating Committee (the “Committee”) on November 1, 2005:
I.	Policy Regarding Director Candidates Recommended by Security Holders.
A.	The Company will consider all director candidates recommended by shareholders owning at least 5% of the Company’s outstanding shares at all times during the preceding year that meet the qualifications established by the Board of Directors (the “Board”).
II.	Director Minimum Qualifications.
A.	Each director nominee is evaluated in the context of the full Board’s qualifications as a whole, with the objective of establishing a Board that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment. Each director nominee will be evaluated considering the relevance to the Company of the director nominee’s respective skills and experience, which must be complementary to the skills and experience of the other members of the Board;

B.	A substantial majority of the Board shall be independent as defined by the applicable exchange on which the Company’s shares are listed. The Audit, Compensation, Corporate Governance, Nominating and Qualified Legal Compliance Committees will be comprised solely of independent directors;

C.	Director nominees must possess a general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today’s business environment, and an understanding of the Company’s business on an operational level;

D.	Each director may be assigned committee responsibilities. A director nominee’s educational and professional backgrounds must be consistent with the director nominee’s committee assignment (e.g., director nominees who will be assigned to the audit committee must be financially literate as defined within the Company’s Audit Committee Charter);

E.	Director nominees must demonstrate a willingness to devote the appropriate time to fulfilling Board duties;

F.	Director nominees shall not represent a special interest or special interest group whose agenda is inconsistent with the Company’s goals and objectives or whose approach and methods are inconsistent with what the Board believes is in the best interest of the Company’s shareholders; and

G.	Director nominees shall not be a distraction to the Board, nor shall a director nominee be disruptive to the achievement of the Company’s business mission, goals and objectives.
III.	Procedures for Consideration of Security Holder Nominations.
A.	Security holder nominations must include ALL of the information described in paragraphs C. through H. below and must be received in its entirety by the 120th calendar day before the date of the company’s proxy statement released to security holders in connection with the previous year’s annual meeting to be considered for the next scheduled annual meeting of shareholders;

B.	Security holder nominations must be in writing and submitted via registered mail or overnight delivery service to the Nominating Committee Chairman at the Company’s corporate headquarters’ address;

C.	Supporting documentation must be submitted that allows the Nominating Committee to verify ownership of not less than 5% of the Company’s outstanding shares at all times during the immediately preceding year;

D.	The shareholder must submit an affidavit from the director nominee stating that if elected, the director nominee is willing and able to serve on the Company’s Board for the full term to which the director nominee would be elected. The affidavit must also acknowledge that the director nominee is aware of, has read and understands the Company’s Code of Ethics, Standards of Business Conduct, Corporate Governance Guidelines, and Board of Director Committee Charters (collectively, the “Corporate Governance Documents”), and further that the director nominee acknowledges that, if elected, the director nominee is subject to and will abide by the Corporate Governance Documents;

E.	The director nominee must submit a signed independence questionnaire. This questionnaire shall be distributed to the director nominee upon receipt of a properly delivered security holder director nomination request, and must be returned within five days of receipt via registered mail or overnight delivery service to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

F.	The shareholder must submit documentation as to the director nominee’s qualifications, which at a minimum must include:
1.	A complete biography;

2.	Full employment history, including current primary occupation;

3.	A signed consent form and waiver authorizing the Company to perform a full background investigation of the director nominee, including criminal and credit history, from a security firm acceptable to the Company in its sole discretion, an original report of which must be sent directly from the security firm to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee;

4.	Documentation of educational levels attained, complete with official transcripts issued directly by the educational institution and sent directly from the educational institution to the Company’s Corporate Secretary and Nominating Committee Chairman, or designee. The Nominating Committee may waive this requirement if the security firm performing the background investigation verifies that the director nominee completed the educational levels indicated by the director nominee;

5.	Disclosure of all special interests and all political and organizational affiliations; and

6.	A complete list of clients if the director nominee is a consultant, attorney or other professional service provider;
G.	The shareholder must submit any additional information required to be included in the Company’s proxy statement for director nominees which determination will be made by the Company in its sole and absolute discretion (including, without limitation, information regarding business experience, involvement in legal proceedings, security ownership and transactions with the Company or management); and

H.	The information submitted by the security holder must include relevant contact information (e.g., address, phone numbers) for the submitting shareholder and the director nominee.

IV.	Identification and Evaluation of Director Candidates.
A.	For directors standing for reelection, the Nominating Committee may consider:
1.	The general qualifications as noted above;

2.	The director’s attendance at Board and Committee meetings; and

3.	The director’s participation and contributions to Board activities.
B.	The Nominating Committee may consider the following when identifying and evaluating an individual who is not currently a Company director:
1.	Use of outside executive search firms or referrals, as appropriate; and

2.	Consideration of the Company’s minimum director qualifications as noted above in light of the specific qualifications possessed by the individual being considered; and
C.	Regardless of the source of the nomination, individuals being considered for nomination to the Company’s Board, who are not currently directors, must provide to the Company the information described in Section III, paragraphs D – H.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2 and AGAINST Proposal 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+

	01 – Timothy M. Donahue	☐	☐	☐	02 – William A. Moran	☐	☐	☐	03 – Alfred E. Festa	☐	☐	☐

	04 – W. Grady Rosier	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2009.	☐	☐	☐	3.	Shareholder proposal to impose a requirement that our named executive officers hold certain shares acquired by them under our compensation plans until two years after termination.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NVR, Inc.

Proxy for the Annual Meeting of Shareholders
May 5, 2009
Important Notice Regarding the Availability of Proxy Materials for Shareholder Meeting to Be Held on May 5, 2009:
     • The Proxy Statement and 2008 Annual Report are available at the following website address: www.edocumentview.com/nvr
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints James M. Sack, Dennis M. Seremet and Robert W. Henley, or any of them, as proxies (and if the undersigned is a proxy, as substitute proxies), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NVR, Inc. held of record by the undersigned on March 6, 2009 at the Annual Meeting of Shareholders to be held a t NVR’s Corporate Headquarters, 11700 Plaza America Drive, Suite 500, Reston, Virginia, 20190, on Tuesday, May 5, 2009 at 11:30 A.M. and at any adjournments or postponements thereof.
If there are shares allocated to the undersigned in the NVR, Inc. Profit Sharing Trust Plan or the Employee Stock Ownership Plan, the undersigned hereby directs the Trustee to vote all full and fractional shares as indicated on the reverse of this card. Shares for which no voting instructions are received by April 30, 2009 will be voted by the Trustee in the same proportion as all other shares which have been voted.
This proxy when properly executed will be voted as directed. If no direction is given with respect to a particular proposal, this proxy will be voted FOR the election of the four nominees for director, FOR the ratification of appointment of KPMG LLP as independent auditors for the year ending December 31, 2009, AGAINST the shareholder proposal and otherwise in the discretion of the proxies.
PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.
CONTINUED AND TO BE SIGNED ON THE REVERSE